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ROBERT HALF INTERNATIONAL INC.

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ROBERT HALF INTERNATIONAL INC.

2884 Sand Hill Road

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Thursday, May 22, 2014

9:00 A.M.

To the Stockholders:

The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. (the “Company”) will be held at 9:00 a.m. on Thursday, May 22, 2014 at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

1.    To elect six directors.

2.    To ratify the appointment of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors for 2014.

3.    To approve the amended and restated Stock Incentive Plan.

4.    To cast an advisory vote to approve executive compensation.

5.    To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on April 2, 2014 are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 22, 2014

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2013 Annual Report to Stockholders are available at http://www.roberthalf.com/14aFilings and http://www.roberthalf.com/AnnualReport, respectively.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN KAREL
Secretary

Menlo Park, California

April 22, 2014

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR ACTING PROMPTLY.

ROBERT HALF INTERNATIONAL INC.

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the “Board”) of Robert Half International Inc., a Delaware corporation (the “Company”), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company’s stockholders is April 22, 2014. The proxy is solicited for use at the annual meeting of stockholders (the “Meeting”) to be held at 9:00 a.m. on Thursday, May 22, 2014, at The Westin Hotel—San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on April 2, 2014 will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on April 2, 2014, the Company had outstanding and entitled to vote 137,474,403 shares of its common stock, $.001 par value (“Common Stock”).

A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. The Company has retained the services of Georgeson Shareholder Communications, Inc. to solicit the proxies of certain stockholders for the annual meeting. The cost of such services is estimated to be $10,000 plus reimbursement of out-of-pocket expenses. In addition, solicitation of proxies may be made by directors, officers or employees of the Company (who will receive no extra compensation for their services) by telephone, by fax or in person as well as by mail. Costs of solicitation will be borne by the Company.

An automated system administered by the Company’s transfer agent will tabulate votes cast at the Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders or with respect to election of directors, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved or a nominee has been elected.

NOMINATION AND ELECTION OF DIRECTORS

There are six nominees for director. All of the nominees are presently directors of the Company. The present term of office of all directors will expire upon election of directors at the Meeting. The full Board of Directors will be elected at the Meeting to hold office until the next annual meeting and until their successors are elected.

Proxies cannot be voted for more than six persons. Directors are elected by a majority of the votes of the shares present in person or represented by proxy and entitled to vote at the Meeting. Proxies solicited by the Board will be voted “FOR” the election of the nominees named below unless stockholders specify in their proxies to the contrary. Although the Board does not expect any nominee to become unavailable to serve as a director for any reason, should that occur before the Meeting, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board.

Directors

The following table lists the name of each nominee for election as director, the age on the date of the Meeting and the year current service as a director began.

Name	Age	Director Since
Andrew S. Berwick, Jr.	80	1981
Harold M. Messmer, Jr.	68	1982
Barbara J. Novogradac	53	2009
Robert J. Pace	51	2009
Frederick A. Richman	68	2008
M. Keith Waddell	57	1999

Biographical Information

Mr. Berwick has been President of Berwick-Pacific Corporation, a real estate development company, for more than the past five years. He is Chairman Emeritus of California Healthcare System.

Mr. Messmer has been Chairman of the Board since 1988 and Chief Executive Officer since 1987. From 1985 through 2004 he served as President.

Ms. Novogradac has been president of Novogradac Investment Company, a private real estate investment company that invests in residential rental properties, land development opportunities and light industrial commercial assets, since 2001. From 1990 to 2001, Ms. Novogradac held various positions with the Company, including Senior Vice President and Controller.

Mr. Pace is a retired partner and managing director of Goldman, Sachs & Co. He was with Goldman Sachs for over twenty years and held numerous senior leadership positions with that firm.

Mr. Richman has been a Consultant to Deloitte Tax, LLP since 2008. From 2001 to 2008, he was a Principal with Deloitte Tax, LLP. Prior to 2001 he was a senior partner with O’Melveny & Myers LLP, a law firm. Mr. Richman also served as a director of the Company from 1994 through 2001.

Mr. Waddell has been Vice Chairman of the Board since 1999, President since 2004 and Chief Financial Officer since 1988. He served as Treasurer from 1987 until 2004.

Other Public Company Directorships

From January 1, 2009 through the present, the following directors have held directorships with other public companies:

Mr. Messmer served as a director of HCP, Inc., and a member of its Compensation Committee and its Nominating and Corporate Governance Committee, from 1985 through April 2011. HCP, Inc. is a real estate investment trust that focuses on the health care industry.

Qualification to Serve As Director

The Nomination and Governance Committee has determined that each of the nominees is qualified to continue to serve as a director of the Company. The reasons for these determinations are as follows:

Mr. Berwick has substantial private investment and entrepreneurial experience. He has served as a director of the Company since 1981, during which time the Company has experienced substantial growth.

Mr. Messmer has been Chairman since 1988 and Chief Executive Officer since 1987, during which time he has directed and presided over the Company’s substantial growth. More details regarding Mr. Messmer and the Company’s growth during his tenure is contained below in the section titled “Board of Directors Leadership Structure.” He has been a director since 1982.

Ms. Novogradac has financial expertise derived from her experience as president of a real estate investment company, with a major public accounting firm and as controller of the Company.

Mr. Pace has substantial investment banking experience as a former senior member of Goldman, Sachs & Co., including service on its Investment Banking Division’s global Operating Committee.

Mr. Richman has financial expertise as a senior tax expert with both O’Melveny & Myers LLP, a law firm, and Deloitte Tax, LLP. He served as a director of the Company from 1994 through 2001 and from 2008 through the present.

Mr. Waddell has more than 25 years of service as Chief Financial Officer, during which time the Company experienced substantial growth, and has been a director since 1999.

Executive Officers

The following table lists the name of each current executive officer of the Company, his age on the date of the Meeting, and his current positions and offices with the Company:

Name	Age	Office
Harold M. Messmer, Jr.	68	Chairman of the Board and Chief Executive Officer
M. Keith Waddell	57	Vice Chairman of the Board, President and Chief Financial Officer
Paul F. Gentzkow	58	President and Chief Operating Officer-Staffing Services
Robert W. Glass	55	Executive Vice President, Corporate Development
Michael C. Buckley	48	Executive Vice President, Chief Administrative Officer and Treasurer
Steven Karel	64	Executive Vice President, Secretary and General Counsel

Mr. Gentzkow has been President and Chief Operating Officer-Staffing Services since 2004. From 2000 until 2004, he served as Executive Vice President, Operations. For more than five years prior to his election as an executive officer, he served as Director of Field Operations.

Mr. Glass has been Executive Vice President, Corporate Development since 2004. From 1993 until 2004, he served as Senior Vice President, Corporate Development. From 1987 until 1993 he served as Vice President.

Mr. Buckley has been Treasurer since 2004 and Executive Vice President and Chief Administrative Officer since 2007. He was Vice President from 2001 through 2007 and served as Controller, Corporate Accounting from 1999 until 2004. From 1995 through 1999, he held various other positions with the Company.

Mr. Karel has been General Counsel of the Company since 1989, Secretary since 1993 and Executive Vice President since 2009. He served as Senior Vice President from 2007 through 2009 and Vice President from 1989 through 2007.

The executive officers of the Company are also officers of the Company’s wholly owned subsidiaries.

All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under “Employment Agreement and Potential Payments upon Termination or Change in Control” below.

There are no family relationships between any of the directors or executive officers.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

In this proxy statement, the Company has disclosed information that may be forward-looking in nature, including the earnings per share, revenue and net income goals for 2014 discussed in the Compensation Discussion and Analysis section of this proxy statement. The goals for 2014 are targets set by the Compensation Committee for compensation purposes only. They are not a guarantee of future performance or intended to be the Company’s projections or guidance for 2014. To the extent they may be deemed “forward looking statements”, they are subject to risks and uncertainties associated with our business. For information regarding risks and uncertainties associated with our business and a discussion of some of the factors that may cause actual results to differ materially from these goals used for performance-based compensation, please refer to our SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Legal Proceedings” sections of our 2013 Annual Report on Form 10-K. The Company undertakes no obligation to update information in this proxy statement.

BENEFICIAL STOCK OWNERSHIP

The following table sets forth information as of March 31, 2014, concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director or nominee for director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Included in share ownership are shares that may be acquired upon the exercise of options that are currently exercisable or become exercisable on or before May 31, 2014 (“Exercisable Options”). All persons have sole voting and investment power except as otherwise indicated.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock
The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	9,350,849	(a)	6.8%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,319,913	(b)	5.3%
Andrew S. Berwick, Jr.	527,630	(c)	0.4%
Harold M. Messmer, Jr.	1,529,510	(d)	1.1%
Barbara J. Novogradac	116,472	(e)	0.1%
Robert J. Pace	57,550	(f)	0.0%
Frederick A. Richman	39,050	(g)	0.0%
M. Keith Waddell	1,703,815	(h)	1.2%
Paul F. Gentzkow	958,824	(i)	0.7%
Robert W. Glass	445,912	(j)	0.3%
Michael C. Buckley	147,935	(k)	0.1%
Steven Karel	346,182	(l)	0.3%
All executive officers and directors as a group (10 persons)	5,872,880		4.3%

(a)	Information is as of December 31, 2013, the latest date for which information is available to the Company. According to a Schedule 13G filed by The Vanguard Group, Inc., which identified itself as an investment adviser, sole voting power is held with respect to 235,530 shares, shared dispositive power is held with respect to 208,738 shares and sole dispositive power is held with respect to 9,142,111 shares.

(b)	Information is as of December 31, 2013, the latest date for which information is available to the Company. According to a Schedule 13G filed by BlackRock, Inc., which identified itself as a parent holding company, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 6,014,215 shares.

(c)	Includes 12,000 shares that may be acquired upon the exercise of Exercisable Options and 15,500 shares acquired pursuant to Company benefit plans, as to which shares Mr. Berwick has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(d)	Includes 384,949 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, an aggregate of 45,167 shares as to which Mr. Messmer has voting and dispositive power but disclaims pecuniary interest and 1,091,786 shares as to which Mr. Messmer shares voting and dispositive power with his wife.

(e)	Includes 16,600 shares held by Novogradac Rivers Foundation, as to which shares Ms. Novogradac shares voting and dispositive power but in which she has no pecuniary interest, and 15,500 shares acquired pursuant to Company benefit plans, as to which shares Ms. Novogradac has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(f)	Includes 15,500 shares acquired pursuant to Company benefit plans, as to which shares Mr. Pace has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(g)	Includes 15,500 shares acquired pursuant to Company benefit plans, as to which shares Mr. Richman has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(h)	Includes 321,405 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 1,382,410 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(i)	Includes 271,244 shares that were acquired pursuant to Company benefit plans, as to which shares Mr. Gentzkow has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, 1,250 shares held by Mr. Gentzkow’s son and 686,330 shares as to which Mr. Gentzkow shares voting and dispositive power with his wife.

(j)	Includes 18,000 shares that may be acquired upon the exercise of Exercisable Options, 69,049 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 355,383 shares as to which Mr. Glass shares voting and dispositive power with his wife.

(k)	Includes 83,755 shares acquired pursuant to Company benefit plans, as to which shares Mr. Buckley has sole voting power but as to which shares disposition is restricted pursuant to the terms of such plans and 64,180 shares as to which Mr. Buckley shares voting and dispositive power with his wife.

(l)	Includes 69,054 shares acquired pursuant to Company benefit plans, as to which shares Mr. Karel has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 277,128 shares as to which Mr. Karel shares voting and dispositive power with his wife.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion provides information about the Company’s compensation policies and decisions regarding the Company’s CEO, CFO and the three most highly compensated executive officers (other than the CEO and the CFO) who were serving as executive officers at the end of 2013. These named executive officers are Harold M. Messmer, Jr., Chairman and CEO; M. Keith Waddell, Vice Chairman and CFO; Paul F. Gentzkow, President and Chief Operating Officer, Staffing Services; Robert W. Glass, Executive Vice President, Corporate Development; and Michael Buckley, Executive Vice President, Chief Administrative Officer and Treasurer.

In this Compensation Discussion and Analysis (“CD&A”), we first provide an Executive Summary with highlights of the full CD&A. Next, we cover Compensation Governance. We then discuss the Company’s 2013 Financial Highlights and 2013 Compensation Highlights followed by the Compensation Philosophy and Compensation Process of the Company’s compensation committee (the “Compensation Committee”) used to decide how to compensate executives. We then provide brief overviews of the Company’s Policy Regarding Compensation in Excess of $1 Million a Year and of Other Benefits available to executives. Finally, we include a summary of the Compensation Committee’s 2014 Pay Decisions.

Executive Summary

In 2013, the Company’s financial performance was significantly above 2012 levels, including EPS growth of 22%. In May 2013, the Company’s stockholders cast an 86% vote in favor of the Company’s 2012 executive compensation. The Compensation Committee also took the following steps to continue to align compensation with performance and shareholder interests as detailed below.

1.	The Company did not change base salaries for its executive officers in 2013. In fact, base salaries for the CEO and CFO have not changed during the last 16 years.

2.	The Company set 2013 target cash bonus levels at the same amounts as 2012 target bonus levels. Target equity values for 2013 were set at 90% of 2012 target equity values. This was notwithstanding a 22% increase in 2013 target earnings per share (“EPS”) as compared to 2012 actual EPS.

3.	Cash bonuses were subject to two annual performance conditions—Net Income (80% weighting) and Revenue (20% weighting). Target amounts for 2013 were set to achieve 21% annual growth in Net Income and 5.8% annual growth in Revenue. Actual 2013 performance was achieved at 98.9% of target Net Income and 97.6% of target Revenue. As a result, bonuses for 2013 were equal to 98.7% of 2013 target bonuses.

4.

All equity awards issued to executive officers during 2013 were performance shares. Performance share grants were subject to three-year cliff vesting and two performance conditions—annual EPS and a modifier based on three-year cumulative total shareholder return (“TSR”) relative to an industry GICS index. Target EPS for 2013 was set to achieve 22% Annual EPS growth. Actual 2013 EPS was achieved at 100% of target. The three-year TSR modifier for the 2013 grant was set such that relative TSR above or below the 50th percentile would result in stipulated increases or decreases to the granted shares. For 2013, the first year of the three-year period, the Company’s calculated TSR was 36.01% which ranked it at the 26th percentile of the comparative index. At this percentile ranking, 50% of the shares granted would be forfeited. However, because the TSR modifier is ultimately a three-year cumulative calculation, two years remain before the final result will be determined.

5.	In 2013, 93% of the total compensation of the Company’s Chief Executive Officer was based on Company performance.

6.	The Committee believes that 2013 compensation is directly aligned with performance.

In line with the Compensation Committee’s pay for performance philosophy, the compensation of the CEO, when expressed as a percentage of the Company’s total market capitalization, was 0.19% as compared with a median of 0.54% for the staffing industry, as illustrated below.

*	2013 Staffing Firm Executive Compensation Analysis published by Staffing Industry Analysts on 9/4/2013 for executives at 25 publicly held U.S. staffing firms. (Compensation data for 2012 was used as it was the latest data available.)

Compensation Governance

At the May 2013 Annual Meeting of Stockholders, the Company’s 2012 compensation was approved by 86% of the shares present and entitled to vote.

The Company’s compensation program has the following features for alignment with best practices:

•	No pledging or hedging of Company stock;

•	Caps on maximum awards with appropriate balance between long-term and short-term objectives;

•

Equity awards do not receive dividends until all performance conditions and time vesting requirements have been satisfied. Dividends declared prior to the satisfaction of all requirements are accrued but not paid until the shares vest. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited;

•	A clawback policy;

•	Requirements that directors and executive officers own specified amounts of the Company’s stock; and

•	No excise tax gross ups for executive officers or outside directors in the event of a change in control.

The Compensation Committee and its independent advisor believe that these protections properly control compensation risk for the Named Executive Officers (“NEOs”). In addition, the Compensation Committee also believes that the policies and procedures in place for the Non-NEOs also serve to limit any material compensation risk. For example, the performance-based compensation plans for most non-NEOs are based on gross margin, not revenues, and the Company’s credit department must approve all significant new clients.

2013 Financial Highlights

In the view of the Compensation Committee, management achieved excellent results in 2013, as noted below:

1.	The Company’s EPS for 2013 was 22% higher than the EPS for the prior year.

2.	The fourth quarter of 2013 marked the 15th consecutive quarter of double-digit net income and EPS growth on a year-over-year basis.

3.	The Company’s return on equity for 2013 was 29%.

4.	The Company had operating cash flow of $309 million in 2013, which helped to fund approximately $118 million in stock repurchases on the open market, $54 million in capital expenditures and the payment of $89 million in dividends to stockholders. The cash dividend has been raised every year since it was initiated in 2004.

5.	The Company has returned $1.0 billion to stockholders during the past five years in the form of either dividends or stock repurchases.

6.	The Company ended the year with $276 million in cash and cash equivalents and virtually no debt. Longstanding, conservative financial policies have left the Company with the financial resources to expand as the economy allows.

7.	In March 2013, the Company was named to FORTUNE® magazine’s “Most Admired Companies” list.

8.	In 2014, Mr. Messmer (the Company’s Chairman and Chief Executive Officer) and Mr. Waddell (the Company’s Vice Chairman, President and Chief Financial Officer) were each individually named in the Company’s applicable business sector to Institutional Investor magazine’s “2014 All-America Executive Team,” which honors the #1 ranked Chief Executive Officer and Chief Financial Officer (as determined by buy-side institutional investors).

9.	The Company retained all key executives and field personnel during the year, which it believes is critical to its future success.

2013 Compensation Highlights

The ratio of the CEO’s performance-based compensation to total compensation for 2013 was 93%. In other words, only 7% of the CEO’s compensation was fixed and the remainder depended on Company performance. Compensation for the Company’s CEO for 2013 as compared with 2012 was as follows:

• Base Salary	No Change
• Bonus	-1%
• Performance Shares—Closing Price on Day of Grant(a)	-10%
• Company Increase in EPS Over Prior Year	+22%

(a)	If the 2013 performance shares were valued using the Monte Carlo method, as described in the 2013 Summary Compensation Table appearing below, there would be a 10% increase in the value of the award over 2012.

The ratio of the CEO’s performance-based stock awards to total stock awards for 2013 was 100%. Therefore, none of the stock awards were absolute and all were dependent on the Company’s performance.

As discussed below and in the descriptions that appear under the “Grants of Plan-Based Awards” table, each 2013 award under the Annual Performance Bonus Plan and the Stock Incentive Plan was subject to modification depending on various metrics (2013 revenue and 2013 net income for the Annual Performance Bonus Plan and 2013 EPS and three-year total shareholder return for the Stock Incentive Plan). The Compensation Committee adopted target goals that it believed were realistically possible to achieve but not easily achieved. The realistic nature of the targets is borne out by the fact that, with respect to the last ten years, the annual Target EPS set for compensation purposes was achieved six times and not achieved four times.

As is its customary practice, in setting the Targets for 2013, the Compensation Committee considered the Company’s annual strategic plan, consensus Wall Street estimates and other items. For 2013, the Target EPS was $1.83, the target revenue was $4.35 billion and the target net income was $255 million. The actual EPS, revenue and net income for the year were $1.83, $4.25 billion and $252 million, respectively.

2013 Annual Performance Bonus Plan

The 2013 bonus award was computed in accordance with a formula whereby the ratio of actual performance relative to target performance is applied directly to target bonuses on a one-for-one basis. For example, if actual performance relative to each of the specified metrics exceeds target by 20%, then actual bonuses exceed target by 20%. As noted above, the Compensation Committee selected revenue and net income as the metrics to emphasize both top line and bottom line performance and eliminate the duplication of metrics under the Annual Performance Bonus Plan and the Stock Incentive Plan. For 2013, the target metric for revenue was $4.35 billion (an increase of 5.8% over 2012) and for net income was $255 million (an increase of 21% over 2012). Target bonuses for 2013 were set by the Compensation Committee at the same levels as 2012 target bonuses without increase. Pursuant to the pay for performance formula in the Annual Performance Bonus Plan, for 2013, each individual’s actual bonus was determined by weighing 20% to the ratio of actual revenue to target revenue and 80% to the ratio of actual net income to target net income. For 2013, the actual revenue was $4.25 billion and the actual net income was $252 million. Therefore, pursuant to the formula, each executive officer received a bonus for 2013 equal to 98.7% of his target bonus.

2013 Performance Shares

All equity awards issued to executive officers during 2013 were performance shares. When making its determination with respect to the 2013 grant of performance shares to each executive, the Compensation Committee considered such items as the value of the previous year’s grant, the number of shares granted the previous year, the price of the Company’s stock, the performance of the Company in the prior year, the Target EPS and Target TSR performance metrics set with respect to the grant, the levels of other compensation granted to the executive, the total compensation package for the executive and the individual performance of each executive. The Compensation Committee does not assign specific weights to individual items. Rather the Compensation Committee exercises its business judgment based, in large part, on the Compensation Committee’s long-term experience in compensating the management team in a manner that incents the team to produce consistently favorable results for stockholders.

The Compensation Committee determined the target value of the CEO’s 2013 performance share grant by first determining his target total direct compensation for 2013. The Compensation Committee then considered the other expected amounts of compensation for 2013, including base pay and the target cash bonus under the Annual Performance Bonus Plan, and then calculated the target value of the performance share grant as of the grant date. To determine the number of performance shares to be issued, the Compensation Committee used the closing price on the date of grant.

Each of the 2013 grants was made subject to (1) reduction based on earnings per share for 2013, (2) reduction or increase based on Total Shareholder Return (“TSR”) for the three year period from January 1, 2013, through December 31, 2015, and (3) time vesting.

The earnings per share requirement provided that the award would be reduced proportionately if actual diluted earnings per share for 2013 did not equal or exceed the target established in March 2013 by the Compensation Committee. For 2013, the target earnings per share established by the Compensation Committee was $1.83 (an increase of 22% over 2012) and the actual earnings per share were $1.83, so no reduction was effected and all of the shares remain subject to the three year TSR modifier—(50% up or down) and the three year cliff vesting requirement. In setting the target, the Compensation Committee considered the Company’s annual strategic plan, consensus Wall Street estimates and other items.

The TSR requirement provided for increase or decrease of the 2013 award by as much as 50% based on how the Company’s TSR for the period from January 1, 2013, through December 31, 2015, compares to an industry GICS index for the same period. If the Company’s TSR is below the 50th percentile, 3 1/3% of the award will be forfeited for each percentile, to a maximum decrease of 50% of the award at the 35th percentile or below. If the Company’s TSR is above the 50th percentile, the award will be increased by 2% for each percentile, to a maximum increase of 50% of the award at the 75th percentile or above. For example, if the Company’s relative TSR is at the 40th percentile, then 33.3% of the total shares shall be forfeited. For 2013, the first year of the three-year period, the Company’s calculated TSR was 36.01% which ranked it at the 26th percentile of the comparative index. At this percentile ranking, 50% of the shares granted would be forfeited. However, because the TSR modifier is ultimately a three-year cumulative calculation, two years remain before the final result will be determined.

The time vesting requirement provides that the 2013 award vests in full on the third anniversary of the grant date on a cliff basis. Notwithstanding the foregoing, the time vesting requirement (but not the earnings per share requirement or the TSR requirement) is waived upon the recipient’s death or termination of employment due to total and permanent disability.

No portion of the 2013 performance share award may be released to the recipient until such portion is no longer subject to any of the three requirements (earnings per share, TSR and time vesting).

The Compensation Committee believes that the 2013 awards under the Stock Incentive Plan and the Annual Performance Bonus Plan, considered in the context of each individual’s total compensation opportunity and the conditions applicable to such awards, are at competitive levels necessary for retention of the current executive officers and for incenting them to continue to provide superior results to stockholders. It also believes that the relationship of total compensation among the named executive officers is appropriate for purposes of internal equity in light of their roles and responsibilities.

During 2012, the Company also added a multi-year relative total shareholder return performance modifier to its 2011 and 2012 equity grants that could result in forfeiture of up to 50% of the target shares of relative total shareholder return over the multi-year period does not reach target levels.

Compensation Philosophy

The Compensation Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personal services business in which there are few tangible assets and in which people represent the true “assets” of the Company. The Compensation Committee is also mindful of the fact that the Company’s industry is fractured with a myriad of private firms owned by entrepreneurial individuals or financed by private equity firms representing the Company’s most effective competition in many markets. Successful competitors generate large financial rewards to the owners as the Company knows from its acquisitions of such firms over the years. It is imperative that the Company’s compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent, and the Compensation Committee believes the Company’s compensation program achieves this result.

The Compensation Committee further believes that the Company has an outstanding management team that has produced excellent returns since the inception of the Company’s current business in 1986. The Company’s management has been stable for over two decades: five of the executive officers (Messrs. Messmer, Waddell, Gentzkow, Glass and Karel) have been with the Company since the 1980s. Mr. Messmer negotiated the purchase of Robert Half Incorporated, the predecessor to the Company, in 1986 and has been responsible for recruiting the officers and other managers with whom he has directed the growth of the Company ever since that time. This includes the formation of Protiviti, which, since its formation in 2002, has grown from revenues of $18 million in its first full quarter of operation to approximately $528 million of annual revenues in 2013. The annual revenues of Robert Half Incorporated at the time of its purchase in 1986 were approximately $7 million. In fiscal 2013, the Company’s revenues were approximately $4.25 billion.

In the opinion of the Compensation Committee, the Company is fortunate to have a group of outstanding leaders who possess not only considerable management talent but also great entrepreneurial vision, as demonstrated by a series of highly successful new divisions added to the Company’s business since 1991, including the aforementioned Protiviti subsidiary. The Compensation Committee’s view is that, as a personal services business, it is in the Company’s long-term best interest to be known as an organization offering the opportunity to achieve superior remuneration in the industry. The Company believes the vast majority of such remuneration should be contingent on achieving superior performance and, indeed, makes bonuses subject to achievement of goals the Compensation Committee sets and, further, makes annual grants of equity incentives subject to partial or total forfeiture depending on the achievement of goals set by the Compensation Committee. The Company has not granted options to executive officers since October 2004. The Compensation Committee currently has no plans to make option grants in the future but reserves the right to do so. The Compensation Committee’s policy to provide the opportunity for top level compensation and incentives for extraordinary results has been essentially unchanged for many years, and it is believed that the success of this policy is reflected by the superior results that management has achieved for the Company.

As part of its effort to emphasize performance-based compensation, the Compensation Committee has set base salaries at levels it considers modest and which, in the case of Messrs. Messmer and Waddell, have not been increased since 1998. The Compensation Committee instead heavily weights remuneration toward performance-based compensation. An examination of the Summary Compensation Table will show that the vast majority of each executive’s compensation consists of performance-based restricted share awards under the stockholder-approved Stock Incentive Plan and performance-based cash payments earned under the stockholder-approved Annual Performance Bonus Plan. In 2013, 93% of total CEO compensation was based on Company performance.

While the Compensation Committee is responsible for executive officers’ compensation, the philosophy of providing the opportunity for superior remuneration for superior long-term performance is applied to all of the Company’s professionals. The Company believes its long-term success is due to its ability to attract and retain top talent capable of superior performance and that the Company’s compensation practices are an important element in the Company’s continuing ability to attract and retain top talent.

Compensation Process

Each component of compensation is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that will confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention and (e) such other information it deems appropriate. The Compensation Committee does not assign specific weights to these factors. However, the most important of these factors is the Company’s performance and, as described in this CD&A, the vast majority of executive compensation is highly contingent upon the Company’s results.

In addition, the Compensation Committee from time to time considers executive compensation at competitors and other companies (including the aforementioned staffing industry study) as well as such factors as compensation as a percentage of total market value. After such review, it makes its ultimate determinations using its business judgment based upon its evaluation of such information and its long-term experience with the Company. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant. FWC is retained directly by the Compensation Committee (and not on behalf of management) and performs no other consulting or other services for the Company. No work performed by FWC during 2013 raised any conflict of interest. While the Compensation Committee receives input from the CEO and CFO and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Compensation Committee.

Policy Regarding Compensation in Excess of $1 Million a Year

Section 162(m) generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO and the three other most highly compensated named executive officers (excluding the CFO) employed at the end of the year. Certain compensation is specifically exempt from the deduction limit to the extent that it is “performance based” as defined in Section 162(m).

The 2013 awards under the Stock Incentive Plan and the Annual Performance Bonus Plan are intended to comply with the exception for performance-based compensation under Section 162(m). In order to maintain flexibility in rewarding individual performance and contributions, the Compensation Committee will not limit all the amounts paid under all of the Company’s compensation programs to just those that qualify for tax deductibility. In addition, because of the fact-based nature of the performance-based compensation exception and the limited amount of binding-related guidance, the Company cannot guarantee that compensation that is intended to comply with the performance-based compensation exception under Section 162(m) will in fact so qualify.

Other Benefits

As indicated by the tables appearing below, in addition to the foregoing compensation, each executive also participates in non-tax-qualified deferred compensation arrangements. The Compensation Committee considers deferred compensation arrangements to be appropriate for a corporation of the Company’s size, and, in light of the moderate salaries and long service and historical results of management, believes that the amounts have been set at reasonable levels, particularly in light of the fact that the Company does not provide tax-qualified retirement arrangements for these executives. The Compensation Committee does not believe it is appropriate to offset these benefits by the value received from equity and other performance-based compensation because these arrangements serve different purposes and both are at levels the Compensation Committee believes to be reasonable. A detailed description of how the deferred compensation arrangements operate is set forth below in the two paragraphs under the “Nonqualified Deferred Compensation” table.

Various agreements, as described elsewhere in this proxy statement, provide for severance benefits in the event of a termination of employment before or after a change in control. (See the discussion below in connection with the “Nonqualified Deferred Compensation” table and the discussion below under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”) As indicated by such text, the triggering events and benefits vary among each such arrangement, plan or agreement. Such triggering events and benefits were selected by the Compensation Committee in light of competitive conditions and customary practices at the time of their implementation, and the Compensation Committee believes that they continue to be reasonable.

2014 Pay Decisions

In line with the Company’s pay for performance philosophy, base salaries will not be increased in 2014. In addition, the Compensation Committee, in consultation with FWC, has made the following decisions regarding the cash and equity incentives for named executive officers:

1.	For 2014, the Compensation Committee has selected revenue and net income as the metrics to emphasize both top line and bottom line performance. For 2014, the target metrics are revenue of $4.57 billion (an increase of 7.6% over 2013) and net income of $285.4 million (an increase of 13% over 2013). Target bonuses for 2014 have been set at the same amounts as 2013 target bonuses without increase.

2.

For 2014, the Compensation Committee has selected EPS and three-year relative total shareholder return as performance metrics for 2014 grants. The Compensation Committee is using an industry GICS index (consisting of U.S. publicly traded services companies in the Company’s applicable GICS code) for measurement of relative total shareholder return. The equity awards made in 2014 under the Stock Incentive Plan are subject to three-year cliff vesting. The target EPS metric for 2014 for plan purposes is $2.09 (an increase of 14% over 2013.) Target equity values for 2014 (using the closing price on the grant date) have been set by the Committee at the same levels as 2013 target values.

2013 Form of Summary Compensation Table Reflecting Restricted Stock Grants Valued at Date of Grant

The following table summarizes compensation for the Named Executive Officers (the Chief Executive Officer, the Chief Financial Officer and the three other executive officers who had the highest compensation for 2013) with performance share awards valued at the closing price on the date of grant. The rules and regulations of the Securities and Exchange Commission relating to the Summary Compensation Table, which appears as the first item in the “Compensation Tables” section, specify that restricted stock awards should be valued in accordance with formulas specified in Financial Accounting Standards Board Accounting Standards Certification Topic 718, which used the Monte Carlo Simulated Method for 2013. The Compensation Committee believes the valuation of performance share awards using the closing price on the date of grant is a more appropriate method of determining equity award values. No other variations exist between the following table and the Summary Compensation Table.

				Stock Awards						Change in Pension Value and Nonqualified Deferred Compensation Earnings(c)
Name and Principal Position	Year	Salary	Bonus	Number of Shares		Market Value on Grant Date(a)		Option Awards	Non-Equity Incentive Plan Compensation(b)		All Other Compensation(d)	Total
Harold M. Messmer, Jr.	2013	$525,000	$0	127,095		$4,449,596		$0	$3,080,165	$0	$0	$8,054,761
Chairman and Chief Executive Officer	2012	$525,000	$0	167,423		$4,944,001		$0	$3,121,607	$0	$0	$8,590,608
	2011	$525,000	$0	136,146	(e)	$4,549,999	(e)	$0	$3,516,025	$0	$0	$8,591,025

M. Keith Waddell	2013	$265,000	$0	102,057		$3,573,016		$0	$2,233,547	$66,746	$374,782	$6,513,091
Vice Chairman, President	2012	$265,000	$0	134,440		$3,970,013		$0	$2,263,599	$78,613	$379,290	$6,956,516
and Chief Financial Officer	2011	$265,000	$0	133,909		$4,475,239		$0	$1,760,186	$59,787	$303,778	$6,863,990

Paul F. Gentzkow	2013	$265,000	$0	85,990		$3,010,510		$0	$2,010,193	$56,068	$341,279	$5,683,050
President and Chief	2012	$265,000	$0	113,275		$3,345,011		$0	$2,037,239	$65,732	$345,336	$6,058,318
Operating Officer-Staffing Services	2011	$265,000	$0	113,704		$3,799,988		$0	$1,584,167	$49,769	$277,375	$5,976,298

Robert W. Glass	2013	$245,000	$0	21,748		$761,397		$0	$632,836	$25,991	$131,675	$1,796,899
Executive Vice President, Corporate Development	2012	$245,000	$0	28,649		$846,005		$0	$641,351	$30,781	$132,953	$1,896,090
	2011	$245,000	$0	29,651		$990,936		$0	$498,718	$23,480	$111,558	$1,869,692

Michael C. Buckley	2013	$265,000	$0	26,992		$944,990		$0	$725,242	$11,096	$148,536	$2,094,864
Executive Vice Chief	2012	$265,000	$0	35,557		$1,049,998		$0	$735,000	$12,075	$150,000	$2,212,073
Administrative Officer and Treasurer	2011	$265,000	$0	32,914		$1,099,986		$0	$480,811	$8,564	$111,872	$1,966,233

(a)	All amounts in this column represent grant date value of the underlying stock at the date of grant computed by multiplying the number of shares granted by the closing price per share of the Company’s stock on the date of grant.

(b)	Consists of cash payments made under the Annual Performance Bonus Plan, as described below the “Grants of Plan-Based Awards” table.

(c)	Consists of interest in excess of the applicable IRS rate on nonqualified deferred compensation plans determined in accordance with applicable regulations. See the “Nonqualified Deferred Compensation” table below for further information.

(d)	The amounts in this column for 2013 consist of allocations pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table.

(e)	As disclosed in the Company’s Form 8-K dated May 9, 2012, the Compensation Committee approved Mr. Messmer’s forfeiture of 41,891 shares of his 2011 long-term equity incentive award reducing the number of shares for this grant from 178,037 to 136,146 shares, the fair market value on the date of grant from $5,949,997 to $4,549,999 and his total compensation reported for 2011 from $9,991,022 to $8,591,025.

COMPENSATION TABLES

2013 Summary Compensation Table

The following table summarizes compensation for the Named Executive Officers (the Chief Executive Officer, the Chief Financial Officer and the three other executive officers who had the highest compensation for 2013) in accordance with Securities and Exchange Commission rules.

				Stock Awards						Change in Pension Value and Nonqualified Deferred Compensation Earnings(c)
Name and Principal Position	Year	Salary	Bonus	Number of Shares		Value(a)		Option Awards	Non-Equity Incentive Plan Compensation(b)		All Other Compensation(d)	Total
Harold M. Messmer, Jr.	2013	$525,000	$0	127,095		$5,470,169		$0	$3,080,165	$0	$0	$9,075,334
Chairman and Chief Executive Officer	2012	$525,000	$0	167,423		$4,944,001		$0	$3,121,607	$0	$0	$8,590,608
	2011	$525,000	$0	136,146	(e)	$4,549,999	(e)	$0	$3,516,025	$0	$0	$8,591,025

M. Keith Waddell	2013	$265,000	$0	102,057		$4,392,533		$0	$2,233,547	$66,746	$374,782	$7,332,608
Vice Chairman, President	2012	$265,000	$0	134,440		$3,970,013		$0	$2,263,599	$78,613	$379,290	$6,956,516
and Chief Financial Officer	2011	$265,000	$0	133,909		$4,475,239		$0	$1,760,186	$59,787	$303,778	$6,863,990

Paul F. Gentzkow	2013	$265,000	$0	85,990		$3,701,010		$0	$2,010,193	$56,068	$341,279	$6,373,550
President and Chief	2012	$265,000	$0	113,275		$3,345,011		$0	$2,037,239	$65,732	$345,336	$6,058,318
Operating Officer-Staffing Services	2011	$265,000	$0	113,704		$3,799,988		$0	$1,584,167	$49,769	$277,375	$5,976,298

Robert W. Glass	2013	$245,000	$0	21,748		$936,034		$0	$632,836	$25,991	$131,675	$1,971,536
Executive Vice President, Corporate Development	2012	$245,000	$0	28,649		$846,005		$0	$641,351	$30,781	$132,953	$1,896,090
	2011	$245,000	$0	29,651		$990,936		$0	$498,718	$23,480	$111,558	$1,869,692

Michael C. Buckley	2013	$265,000	$0	26,992		$1,161,736		$0	$725,242	$11,096	$148,536	$2,311,609
Executive Vice Chief	2012	$265,000	$0	35,557		$1,049,998		$0	$735,000	$12,075	$150,000	$2,212,073
Administrative Officer and Treasurer	2011	$265,000	$0	32,914		$1,099,986		$0	$480,811	$8,564	$111,872	$1,966,233

(a)	All amounts in this column represent grant date fair value of the underlying stock at the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For 2013, value was determined by an independent valuation firm using the Monte-Carlo Simulation Method. Such valuation per share exceeded the grant date closing price per share by 23% ($43.04 vs. $35.01). Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting and potential forfeitures pursuant to the TSR modifier performance condition described in the Compensation Discussion and Analysis.

(b)	Consists of cash payments made under the Annual Performance Bonus Plan, as described below the “Grants of Plan-Based Awards” table.

(c)	Consists of interest in excess of the applicable IRS rate on nonqualified deferred compensation plans determined in accordance with applicable regulations. See the “Nonqualified Deferred Compensation” table below for further information.

(d)	The amounts in this column for 2013 consist of allocations pursuant to defined contribution plans, as described in the “Nonqualified Deferred Compensation” table.

(e)	As disclosed in the Company’s Form 8-K dated May 9, 2012, the Compensation Committee approved Mr. Messmer’s forfeiture of 41,891 shares of his 2011 long-term equity incentive award reducing the number of shares for this grant from 178,037 to 136,146 shares, the fair market value on the date of grant from $5,949,997 to $4,549,999 and his total compensation reported for 2011 from $9,991,022 to $8,591,025.

2013 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(a)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Harold M. Messmer, Jr.	n/a	$0	$3,121,607	$6,243,214	n/a	n/a	n/a	n/a	n/a	n/a	n/a
M. Keith Waddell	n/a	$0	$2,263,599	$4,527,198	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Paul F. Gentzkow	n/a	$0	$2,037,239	$4,074,478	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Robert W. Glass	n/a	$0	$641,351	$1,282,702	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Michael C. Buckley	n/a	$0	$735,000	$1,470,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Harold M. Messmer, Jr.	5/23/13	n/a	n/a	n/a	0	127,095	190,642	0	0	n/a	$5,470,169
M. Keith Waddell	5/23/13	n/a	n/a	n/a	0	102,057	153,085	0	0	n/a	$4,392,533
Paul F. Gentzkow	5/23/13	n/a	n/a	n/a	0	85,990	128,985	0	0	n/a	$3,701,010
Robert W. Glass	5/23/13	n/a	n/a	n/a	0	21,748	32,622	0	0	n/a	$936,034
Michael C. Buckley	5/23/13	n/a	n/a	n/a	0	26,992	40,488	0	0	n/a	$1,161,736

(a)	For 2013, Fair Value was determined by an independent valuation firm using the Monte-Carlo Simulation Method. Such valuation per share exceeded the grant date closing price per share by 23% ($43.04 vs. $35.01).

Description of the 2013 Cash Bonuses

Non-equity awards consist of an annual cash bonus opportunity pursuant to the Annual Performance Bonus Plan, which was originally approved by stockholders in 1994 and was most recently re-approved by stockholders in 2013. The target bonus amount is set by the Compensation Committee, which also adopts target performance metrics. For 2013, the Compensation Committee selected revenue and net income as the metrics to emphasize both top line and bottom line performance and eliminate the duplication of metrics under the Annual Performance Bonus Plan and the Stock Incentive Plan. For 2013, the target metric for revenue was $4.35 billion (an increase of 5.8% over 2012) and for net income was $255 million (an increase of 21% over 2012). Target bonuses for 2013 were set at the same amounts as 2012 bonuses without increase. For 2013, each individual’s actual bonus was determined by weighing 20% to the ratio of actual revenue to target revenue and 80% to the ratio of actual net income to target net income. (For example, if actual revenue had been 80% of target revenue and actual net income had been 90% of target net income, then each executive would have received 88% of his target bonus.) However, no bonus can exceed the lesser of twice the target bonus or $9,000,000 and no bonus would be paid to any executive if actual net income for 2013 were less than zero. The Compensation Committee has the discretion to reduce any bonus within limits specified in the plan, but has no discretion to increase any bonus above the amount that would be determined by the formula. Bonuses are subject to the Company’s Clawback Policy, which is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “Investor Center” tab. The measurement period for the grants appearing in the table was the 2013 calendar year (which is also the Company’s fiscal year), so the actual final bonuses pursuant to this plan have been determined and are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For 2013, the target revenue and net income were $4.35 billion and $255 million, respectively, and the actual revenue and net income were $4.25 billion and $252 million, respectively. As a result, actual bonuses for 2013 were equal to 98.7% of target bonuses.

Description of the 2013 Performance Share Grants

Since 2004, stock awards to executive officers have consisted exclusively of performance share grants made pursuant to the Stock Incentive Plan, which plan was approved by the stockholders in 2005 and was most recently re-approved by stockholders in 2013. Each of the 2013 grants was made subject to (1) reduction based on earnings per share for 2013, (2) reduction or increase based on Total Shareholder Return (“TSR”) for the period from January 1, 2013, through December 31, 2015, and (3) time vesting.

The earnings per share requirement provided that the award would be reduced proportionately if actual diluted earnings per share for 2013 did not equal or exceed the target established in March 2013 by the Compensation Committee. For 2013, the target earnings per share established by the Compensation Committee was $1.83 (an increase of 22% over 2012) and the actual earnings per share were $1.83, so no reduction was effected. In setting the target, the Compensation Committee considers the Company’s annual strategic plan, consensus Wall Street estimates and other items.

The TSR requirement provides for increase or decrease of the 2013 grants by as much as 50% based on how the Company’s TSR for the period from January 1, 2013, through December 31, 2015, compares to an industry peer group for the same period. If the Company’s TSR is below the 50th percentile, 3 1/3% of the award will be forfeited for each percentile, to a maximum decrease of 50% of the award at the 35th percentile or below. If the Company’s TSR is above the 50th percentile, the award will be increased by 2% for each percentile, to a maximum increase of 50% of the award at the 75th percentile or above. For example, if the Company’s relative TSR is at the 40th percentile, then 33.3% of the total shares shall be forfeited.

The time vesting requirement provides that the 2013 award vests 100% on the third anniversary of the grant date. Notwithstanding the foregoing, the time vesting requirement (but not the earnings per share requirement or the TSR requirement) is waived upon the recipient’s death or termination of employment due to total and permanent disability.

No portion of the 2013 restricted share award may be released to the recipient until such portion is no longer subject to any of the three requirements (earnings per share, TSR and time vesting). However, even after shares constituting part of a restricted share award are released, they are still subject to the Company’s Clawback Policy, which is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “Investor Center” tab.

Performance share grants made do not receive dividends until all requirements have been satisfied. Dividends declared prior to the satisfaction of all requirements are accrued but not paid. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited.

Outstanding Equity Awards at Fiscal Year-End 2013

Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date(a)	Number of Shares or Units of Stock That Have Not Vested(b)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(c)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(d)

	Exercisable	Unexercisable
Harold M. Messmer, Jr.	0	0	0	—	—	0	$0	278,880	(e)	$11,710,171

M. Keith Waddell	100,000	0	0	$26.56	10/28/14	0	$0	236,232	(f)	$9,919,382

Paul F. Gentzkow	85,000	0	0	$26.56	10/28/14	0	$0	199,480	(g)	$8,376,165

Robert W. Glass	18,000	0	0	$26.56	10/28/14	0	$0	50,899	(h)	$2,137,249

Michael C. Buckley	18,000	0	0	$26.56	10/28/14	0	$0	61,228	(i)	$2,570,964

(a)	Each of such options is currently fully vested.

(b)	Unvested performance share awards with respect to which, as of December 31, 2013, all performance periods have been completed, the determination of the final award has been certified by the Compensation Committee, and any applicable adjustments have been made.

(c)	Unvested performance share awards with respect to which all performance periods have not been completed on December 31, 2013.

(d)	The market value of unvested stock awards was calculated by valuing each share at $41.99, which was the closing price of the Company’s Common Stock on the New York Stock Exchange on the last trading day of 2013.

(e)	Of such shares, 68,073 vest in February 2015, 83,712 vest on December 31, 2015 and 127,095 vest on May 23, 2016.

(f)	Of such shares, 66,955 vest in February 2015, 67,220 vest on December 31, 2015 and 102,057 vest on May 23, 2016.

(g)	Of such shares, 56,852 vest in February 2015, 56,638 vest on December 31, 2015 and 85,990 vest on May 23, 2016.

(h)	Of such shares, 14,826 vest in February 2015, 14,325 vest on December 31, 2015 and 21,748 vest on May 23, 2016.

(i)	Of such shares, 16,457 vest in February 2015, 17,779 vest on December 31, 2015 and 26,992 vest on May 23, 2016.

Option Exercises and Stock Vested in 2013

Name	Number of Shares Acquired on Exercise(a)	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Harold M. Messmer, Jr.	349,433	$4,298,475	205,969	$8,648,638
M. Keith Waddell	131,086	$1,624,156	150,713	$6,328,439
Paul F. Gentzkow	110,550	$1,369,715	116,275	$4,882,387
Robert W. Glass	22,110	$280,576	32,812	$1,377,776
Michael C. Buckley	22,000	$203,280	31,495	$1,322,475

(a)	Each of such options was granted at 100% of the fair market value, was due to expire on the tenth anniversary of the grant date and was exercised less than 15 months prior to its expiration date.

2013 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Harold M. Messmer, Jr.	$0	$0	$2,569,645	$0	$75,564,667
M. Keith Waddell	$0	$374,782	$356,220	$0	$7,985,985
Paul F. Gentzkow	$0	$341,279	$299,235	$0	$6,734,914
Robert W. Glass	$0	$131,675	$138,714	$0	$3,095,517
Michael C. Buckley	$0	$148,536	$59,218	$0	$1,413,821

Registrant Contributions for Mr. Messmer are allocated pursuant to the Deferred Compensation Plan. Under the Deferred Compensation Plan, the amount allocated each year to Mr. Messmer is between 3% and 10% of the sum of Mr. Messmer’s base salary and cash bonus (pursuant to the Annual Performance Bonus Plan), depending upon how actual earnings per share for the year compare to the target set by the Board. Accrued amounts earn interest quarterly at a rate equal to the 10+ Year High Quality yield in the Merrill Lynch Bond Index. For 2013, the quarterly interest rates were 4.13%, 4.71%, 4.80% and 4.81%, respectively. The corresponding 120% long-term quarterly applicable federal rates were 3.16%, 2.93%, 3.88% and 3.93%, respectively. For 2013, Mr. Messmer requested, and the Compensation Committee agreed, that no amount be allocated to him under the plan for the year and that the interest amounts credited not exceed the amounts set forth in the preceding sentence. The Deferred Compensation Plan provides that all amounts become fully vested after seven years of service, so all amounts in the table for Mr. Messmer are fully vested. All vested amounts are paid following disability or termination of employment for any reason. The amounts in the Deferred Compensation Plan allocated to Mr. Messmer, which include amounts transferred in respect of another plan that was terminated several years ago, reflect benefits earned by Mr. Messmer during more than 27 years of service.

Registrant Contributions for Messrs. Waddell, Gentzkow, Glass and Buckley are allocated pursuant to the Senior Executive Retirement Plan, which was established effective December 31, 1995. Under the Senior Executive Retirement Plan, the amount allocated each year for an executive is 15% of the sum of his base salary and cash bonus (pursuant to the Annual Performance Bonus Plan). Accrued amounts earn interest at a rate equal to Moody’s Corporate Bond Yield Average. For 2013, this interest rate was 4.91% and the corresponding 120% long-term annual applicable federal rate was 3.99%. All allocations are subject to a vesting schedule, which provides that no amount is vested until ten years of service. After ten years of service, the amount vested is 50% plus 4 1/6% for each year over age 50, with 100% vesting thus occurring at age 62. In the event of a Change in Control (see Appendix A for a definition of this term), all amounts credited under the Senior Executive Retirement Plan shall become fully vested and nonforfeitable. Vested accrued amounts are paid following termination of employment. Prior to January 1, 1996, Messrs. Waddell, Gentzkow and Glass participated in the Deferred Compensation Plan. Contributions made prior to such date continue to earn interest as provided by the Deferred Compensation Plan. Of the aggregate balances shown in the table, $1,877,271, $1,073,263, $815,951 and $706,910 were unvested as of December 31, 2013, for Messrs. Waddell, Gentzkow, Glass and Buckley, respectively. All vested amounts are paid following disability or termination of employment for any reason. Pursuant to the Senior Executive Retirement Plan and resolutions adopted by the Compensation Committee in 1995, in the event of a Change in Control (see Appendix A for a definition of this term), there shall be allocated to Mr. Waddell’s account an amount equal to the product of (a) the number of whole years remaining until Mr. Waddell attains age 62 (5 years as of December 31, 2013) and (b) the last annual allocation for Mr. Waddell made under the Senior Executive Retirement Plan. After such Change in Control allocation has been made, each subsequent annual allocation under the Senior Executive Retirement Plan for Mr. Waddell following the Change in Control and prior to his 62nd birthday shall be reduced by an amount equal to the last annual allocation made to Mr. Waddell prior to the Change in Control.

Employment Agreement and Potential Payments upon Termination or Change in Control

Harold M. Messmer, Jr., Chairman of the Board and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2017. Under the current terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $525,000 and is entitled to receive certain benefits, including life insurance and tax planning. (Mr. Messmer waived these benefits for 2007, 2008, 2009, 2010, 2011, 2012 and 2013.) In the event the employment of Mr. Messmer is terminated (a) involuntarily other than for Cause (see Appendix A for a definition of this term), (b) by reason of a constructive termination of Mr. Messmer’s employment resulting from a material breach of the employment agreement by the Company, or (c) voluntarily within one year following a Change in Control of the Company (see Appendix A for a definition of this term), he is entitled to receive severance compensation. The amount of such severance compensation shall be (i) the then lump sum present value of the amount he would have received if his base salary (at the rate payable at the time of such termination) had been paid through the then effective term of the agreement and (ii) the then lump sum present value of the amount he would have received if a yearly bonus in an amount equal to the annual cash bonus for the last full calendar year completed prior to the termination (including any bonus pursuant to the Annual Performance Bonus Plan) had been paid yearly through the then effective term of the agreement. If Mr. Messmer’s employment is terminated by reason of death or disability, he or his estate will receive only 75% of the base salary he would have received through the then effective term of the agreement and will not receive any amount in lieu of bonus. If Mr. Messmer’s employment terminates other than for Cause, he and his wife will each continue thereafter to participate in the Company’s healthcare plan for its employees, at Company expense, until his or her death. For one year following termination, Mr. Messmer is prohibited from competing with the Company’s personnel services business, employing any officer of the Company or soliciting any officer of the Company to leave the Company. Since 1990, the terms of the employment agreement have provided that it automatically renew on each December 31 for an additional year without further action by the Company or Mr. Messmer and without formal amendment.

Severance Agreements have been entered into with Messrs. Messmer, Waddell, Gentzkow, Glass and Karel. Each Severance Agreement provides that the employee will be paid a lump sum equal to two years base salary (2.99 years if the employee has served as a director) if his employment is terminated (a) without Cause (see Appendix A for a definition of this term), (b) voluntarily by the employee following a reduction by more than 5% of the employee’s base salary per month or (c) voluntarily by the employee following a request by the Company that the employee relocate more than 50 miles away from the current location of the principal executive offices of the Company. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated. However, if the termination occurs within one year following a Change in Control of the Company (see Appendix A for a definition of this term), then in lieu of the foregoing bonus payment the employee will receive a lump sum equal to twice the prior year’s bonus (2.99 times the prior year’s bonus if the employee has served as a director). Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both his Severance Agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid. In the event of such a termination, (1) outstanding restricted shares would remain outstanding subject to any pending performance conditions, but any time based vesting requirements would cease to apply, and (2) outstanding options would remain outstanding until their normal expiration date. Any amounts accrued for the employee’s benefit under the Senior Executive Retirement Plan would also become fully vested. The individual will continue to receive all employee benefits in effect on the termination date, including, but not limited to, medical and life insurance payments, for two years following termination (2.99 years if the employee has served as a director). In addition, if the employee has served as a director, the foregoing benefits will be provided in the event of any voluntary termination within one year following a Change in Control. The Agreements also provide that any termination of his employment (other than a termination by the Company for Cause) after age 60 (age 53 if the employee has served as a director) will entitle him and his wife, at Company expense, to each continue to participate in the Company’s healthcare plan for its employees or receive equivalent coverage, until his or her death, at the greatest level provided at any time since April 2009.

The Company has entered into Part-Time Employment Agreements with each of Messrs. Messmer, Waddell, Gentzkow, Glass and Karel. Each Agreement provides that the employee will be retained as a part-time employee for a four year period following retirement. The individual will provide advice and counsel as requested during the part-time employment period and will be prohibited from competing with the Company’s staffing services business or soliciting any employee to leave the Company during that period. In return, the individual will receive annual compensation during the part-time employment equal to 8% of the average annual cash base salary and bonus (including any bonus pursuant to the Annual Performance Bonus Plan) paid during the last five complete calendar years prior to retirement, and stock option and restricted share awards made prior to retirement will remain outstanding and continue to vest in accordance with their original vesting schedules. For purposes of the Agreements, retirement is defined to be any termination by the employee of his employment subsequent to the later of age 55 or 20 years of service. Messrs. Messmer, Waddell, Gentzkow, Glass and Karel are currently eligible for retirement under this provision.

In 1996, the Company adopted an Excise Tax Restoration Agreement that that covered certain individuals. Such agreement had provided that if any of the covered individuals became subject to such a tax in connection with a change of control, he would receive a cash payment equal to the sum of the excise tax due, in addition to an amount necessary to restore him to the same after-tax position as if no excise tax had been imposed. The Excise Tax Agreement was cancelled in 2013 and is of no further force or effect.

The Stock Incentive Plan, pursuant to which all equity grants to executive officers subsequent to October 2004 have been made, provides that any award held by an executive officer will vest upon such individual’s death or disability. The only grants that have been made under this plan to executive officers are restricted share grants. For more details regarding the Stock Incentive Plan, see the discussion below the “Grants of Plan-Based Awards” table.

All stock option awards to executive officers that are still outstanding were made in 2004 or earlier pursuant to then existing equity plans that were terminated in 2005. All of such options were granted with time vesting schedules. Such time vesting schedules have been satisfied and all such options are now fully vested. Unexercised options held by any executive officer lapse 90 days after the termination of his employment. However, the award agreements for these options provide that in the event of (a) the executive officer’s death or disability, or (b) a Change in Control of the Company (see Appendix A for a definition of this term), such options will remain outstanding until their normal expiration date. The severance agreements described above also provide for the options to remain outstanding until their normal expiration date.

The Annual Performance Bonus Plan, pursuant to which performance-based cash bonuses are paid to executive officers, provides for a pro-rated bonus to be paid to the estate of any executive officer in the event of his death during the year. For more details regarding the Annual Performance Bonus Plan, see the discussion below the “Grants of Plan-Based Awards” table.

The Deferred Compensation Plan and the Senior Executive Retirement Plan each provide that all vested amounts will be paid following disability or termination of employment for any reason. For more details regarding these two plans, see the discussion below the “Nonqualified Deferred Compensation” table.

Payments in the Event of Various Circumstances

Set forth below is information regarding amounts that would have been payable to each of the executive officers pursuant to the arrangements described herein under the assumption that various circumstances had occurred on December 31, 2013. There were no material amendments to any of such arrangements during 2013.

Depending upon the circumstances surrounding separation, the individual may be entitled to receive one or more of the following benefits: (a) immediate vesting of then-unvested restricted share awards, (b) then-unvested restricted share awards would remain outstanding, subject to their existing vesting schedule, (c) allocation of additional amounts under the Senior Executive Retirement Plan, (d) immediate vesting of then-unvested amounts under the Senior Executive Retirement Plan, (e) payout of amounts allocated under the Senior Executive Retirement Plan, (f) a lump sum payment whose calculation is based on salary, (g) a lump sum payment whose calculation is based on bonus, (h) retention as a part-time employee (with payment of compensation) for a specified period, (i) continued participation in Company medical plans and payment of other medical expenses until death, or (j) continued payment of life insurance and other miscellaneous benefits for a specified period. Such benefits would be provided pursuant to the Senior Executive Retirement Plan or one or more of the plans or agreements described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below (which, as stated above, are calculated under the assumption that the event occurred on December 31, 2013) because such payments are contingent upon various factors at the time of the occurrence of the assumed event, including, but not limited to, one or more of the following: (1) each individual’s then current salary and non-equity award potential, (2) each individual’s salary and non-equity award for preceding fiscal years, (3) the amount and nature of unvested equity awards held by the individual, (4) the trading price of the Company’s stock, (5) the then current level of benefits and other items, (6) the individual’s age or years of service with the Company and (7) the date of termination, including, but not limited to, where the date of termination falls within the fiscal year or the measurement period for a specific grant. For further information regarding the impact of these factors, see the discussion above regarding the Senior Executive Retirement Plan and the discussion under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control.”

The following table sets forth, for each individual and each possible benefit (a) the value of each such benefit computed on the assumption a triggering event occurred on December 31, 2013, and (b) the circumstances for that individual under which payment of that benefit would be triggered. Note that the circumstances that trigger a specific benefit may be different for different individuals. As can be seen from the table, not all benefits are paid to an individual under all circumstances. Therefore, no useful information would be obtained by summing the items in any column. For information regarding the total amount payable to any individual upon the occurrence of a specific event, see the table appearing in the next subsection.

Value of Specified Severance or Change in Control Benefits

	Harold M. Messmer, Jr.	Triggering Events (see footnotes for explanation)	M. Keith Waddell	Triggering Events (see footnotes for explanation)	Paul F. Gentzkow	Triggering Events (see footnotes for explanation)	Robert W. Glass	Triggering Events (see footnotes for explanation)	Michael C. Buckley	Triggering Events (see footnotes for explanation)
Restricted Shares Vesting or Remaining Outstanding	$11,710,171	a,b,c,e,f	$9,919,382	a,b,c,e,f	$8,376,165	a,b,c,e,f	$2,137,249	a,b,c,e,f	$2,570,964	b,e,f
Senior Executive Retirement Plan Vesting	n/a		$1,877,271	c,d,e,f	$1,073,263	c,d,e,f	$815,951	c,d,e,f	$706,910	d,e,f
Senior Executive Retirement Plan Change in Control Allocation	n/a		$1,873,910	d,e,f	n/a		n/a		n/a
Lump Sum Payment Based on Salary	$2,097,032	c,e,f	$792,350	c,e,f	$530,000	c,e	$490,000	c,e	n/a
Lump Sum Payment Based on Bonus	$12,307,738	c,e,f	$6,678,306	e,f	$4,020,386	e	$1,265,672	e	n/a
Lump Sum or Continuing Payment Based on Partial Salary	$1,575,000	b	n/a		n/a		n/a		n/a
Consulting Fees	$939,561	a,f	$560,173	a,f	$512,636	a,f	$213,089	a,f	n/a
Life Insurance and Miscellaneous Benefits	$114,644	c,e,f	$40,803	c,e,f	$27,293	c,e	$11,813	c,e	n/a
Post Termination Health Care Benefits	$269,096	a,b,c,e,f	$527,665	a,b,c,e,f	$22,783	c,e	$22,783	c,e	n/a

a	— Voluntary Resignation or Retirement in the Absence of a Prior Change in Control

b	— Termination by Reason of Death or Disability

c	— Termination without Cause in the Absence of a Prior Change in Control

d	— Change in Control with No Subsequent Termination

e	— Change in Control Followed by an Involuntary Termination without Cause

f	— Change in Control Followed by a Resignation or Retirement within One Year Thereafter

Total Amounts under Specified Circumstances

The table below sets forth the total amounts of the benefits that would be provided to each individual in the event of the various circumstances described in the table. Each of the situations described in the table is a separate and complete alternative situation, and each line item sets forth the total amount payable in that alternative. The different line items are not cumulative and should not be added. They are mutually exclusive alternative scenarios. In all circumstances, each individual would also be entitled, in addition to the amounts set forth below, to receive his then vested account under the Deferred Compensation Plan or the Senior Executive Retirement Plan. These vested amounts are set forth above in the “Nonqualified Deferred Compensation” table. All amounts are calculated on the assumption that the event occurred on December 31, 2013.

Total Benefits Payable Under Various Circumstances

	Harold M. Messmer, Jr.	M. Keith Waddell	Paul F. Gentzkow	Robert W. Glass	Michael C. Buckley
Alternative 1—Voluntary Resignation or Retirement in the Absence of a Prior Change in Control(a)	$12,918,828	$11,007,220	$8,888,801	$2,350,338	$0
Alternative 2—Termination by Reason of Death or Disability	$13,554,267	$10,447,047	$8,376,165	$2,137,249	$2,570,964
Alternative 3—Termination without Cause in the Absence of a Prior Change in Control	$26,498,681	$13,157,471	$10,029,504	$3,477,796	$0
Alternative 4—Change in Control with No Subsequent Termination	$0	3,751,181	$1,073,263	$815,951	$706,910
Alternative 5—Change in Control Followed by an Involuntary Termination without Cause	$26,498,681	$21,709,687	$14,049,890	$4,743,468	$3,277,874
Alternative 6—Change in Control Followed by a Resignation or Retirement within One Year Thereafter	$27,438,242	$22,269,860	$9,962,064	$3,166,289	$3,277,874

(a)	These numbers consist of $11,710,171, $9,919,382, $8,376,165 , and $2,137,249 of restricted shares for Messrs. Messmer, Waddell, Gentzkow and Glass, respectively, that would remain outstanding subject to continued vesting requirements and $939,561, $560,173, $512,636, and $213,089 of consulting fees for Messrs. Messmer, Waddell, Gentzkow and Glass, respectively, paid over four years for four years of consulting services. Such amounts are subject to forfeiture if Messrs. Messmer, Waddell and Gentzkow do not fulfill the terms of their Part-Time Employment Agreements, which are described above under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control”. These numbers also include $269,096 and $527,665 of health benefits for Messrs. Messmer and Waddell, respectively.

2013 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(a)	Option Awards(b)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Andrew S. Berwick, Jr.	$71,500	$217,062	$0	$0	$0	$0	$288,562
Barbara J. Novogradac	$67,000	$217,062	$0	$0	$0	$0	$284,062
Robert J. Pace	$50,500	$217,062	$0	$0	$0	$0	$267,562
Frederick A. Richman	$73,000	$217,062	$0	$0	$0	$0	$290,062

(a)	Consists of restricted shares granted under a stockholder approved plan. All amounts under the Stock Awards column represent grant date fair value of the underlying stock at the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. At December 31, 2013, Each of the outside directors held 15,500 restricted shares.

(b)	At December 31, 2013, Mr. Berwick held options for 24,000 shares.

Cash fees for outside directors are as follows: (1) an annual fee of $40,000 for service on the Board, (2) a fee of $1,500 for each Board meeting attended, (3) a $3,000 annual fee for service on each of, as applicable, the Audit Committee, the Compensation Committee, and/or the Nominating and Governance Committee, and (4) an additional annual fee of $15,000 for serving as Chairman of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee. All directors also receive reimbursement for travel and other expenses directly related to activities as directors.

On May 23, 2013, the date of the Company’s 2013 Annual Meeting of Stockholders, Messrs. Berwick, Pace and Richman and Ms. Novogradac each received a grant of 6,200 restricted shares under the Stock Incentive Plan. The closing price of the Company’s stock on the date of grant was $35.01 per share, so the grant date fair value of each award was $217,062. Each of the foregoing grants is subject to a time vesting condition which provides for the vesting of 25% of the grant on each of May 1, 2014, May 1, 2015, May 1, 2016 and May 1, 2017. Notwithstanding the foregoing, each grant will vest upon the recipient’s retirement (except under certain specified circumstances), death, termination due to total and permanent disability, or the occurrence of a Change in Control (see Appendix A for a definition of this term). Each of Messrs. Berwick and Richman is eligible for retirement under the foregoing provision.

CORPORATE GOVERNANCE

Transactions with Related Persons

In 2013, there were no transactions with related persons of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the Securities and Exchange Commission.

Policy Regarding Transactions with Related Persons

The Company’s policy with respect to related party transactions is that directors and officers are expected to report any transaction that the Company would be required to disclose pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K (a “Related-Party Transaction”) to the Nominating and Governance Committee. All such Related-Party Transactions shall be subject to the review and approval of the non-interested members of the Nominating and Governance Committee. In determining whether to approve any such transaction, the Nominating and Governance Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party. This policy is expressed in the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “Investor Center” tab.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of the Company’s knowledge, each of the directors and executive officers filed on a timely basis all forms required to be filed with respect to 2013 pursuant to Section 16(a) of the Securities Exchange Act of 1934.

Code of Ethics

The Company has adopted a code of ethics applicable to the directors and to all employees, including, but not limited to, the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Business Conduct and Ethics is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “Investor Center” tab.

Director Independence

The Board of Directors has determined that each of Messrs. Berwick, Pace and Richman and Ms. Novogradac has no material relationship with the Company and therefore is “independent” as defined by Section 303A of the Listed Company Manual of the New York Stock Exchange. In making such determination, the Board has adopted guidelines providing that any relationship with the Company shall be deemed to be not material if (a) the director meets the independence requirements set forth in Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange’s Listed Company Manual and (b) the relationship is not required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the Securities and Exchange Commission. Generally, such Item 404(a) requires disclosure, with certain exceptions, of transactions exceeding $120,000 in which a director or executive officer has a material direct or indirect interest.

Required Officer Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s executive officers. Details regarding such policy are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “Investor Center” tab. Pursuant to such policy, the minimum number of shares that Messrs. Messmer, Waddell, Gentzkow, Glass, Karel and Buckley are required to own are 184,643, 93,201, 93,201, 72,099, 72,099 and 56,578, respectively.

Required Director Ownership

The Board of Directors has adopted a policy regarding minimum required share ownership by the Company’s directors. Details regarding such policy are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “Investor Center” tab. Pursuant to such policy, each director is required to own a minimum of 10,000 shares no later than the later to occur of (a) October 29, 2009 or (b) three years from the commencement of such individual’s current tenure as director.

Severance Benefits Policy

The Compensation Committee has adopted a “Compensation Committee Policy Regarding Severance Benefits for Executive Officers,” pursuant to which future severance agreements with any executive officer shall not, individually or in the aggregate, provide severance benefits, as defined in the policy, that exceed 2.99 times the sum of such executive officer’s base salary and annual bonus. This policy is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “Investor Center” tab.

It should be noted that no executive officer has ever been terminated under circumstances that required severance payments.

Clawback Policy

The Compensation Committee has adopted an Executive Compensation Clawback Policy. This policy is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “Investor Center” tab.

It should be noted that the Company has never restated its financial statements.

CEO Succession Plan

The Company’s Corporate Governance Guidelines require that the Board of Directors adopt a CEO Succession Plan and that the plan be reviewed annually. Such a plan has been adopted and it has been reviewed by the Board within the past year. Information regarding the requirements of the plan is contained in the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “Investor Center” tab.

Director Succession Plan

The Company’s Board of Directors has adopted a Director Succession Plan. The plan is an appendix to the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “Investor Center” tab.

Board of Directors Leadership Structure

Harold M. Messmer, Jr. serves as both Chairman and Chief Executive Officer. As President of the Company in 1986, Mr. Messmer negotiated the purchase of Robert Half Incorporated, the predecessor of the Company, which had annual revenues of approximately $7 million. Since 1988, Mr. Messmer has functioned as both Chairman and Chief Executive Officer. During Mr. Messmer’s tenure in both positions, the Company has experienced substantial growth. Annual revenues for 2013 were approximately $4.25 billion. The Company’s cumulative return to stockholders during Mr. Messmer’s service as both Chairman and Chief Executive Officer was over 2,587%, which is an average annual compound return of 14%. In 1988, the Company’s business consisted solely of the operation or franchising of offices placing temporary and full-time professionals in the fields of accounting and finance. Under Mr. Messmer’s tenure, the Company has (a) expanded its placement services to include temporary and full-time professionals in the office, administrative, technology, legal and creative fields, (b) acquired all of its franchisees and (c) created a subsidiary named Protiviti that provides business consulting and internal audit services. The Company has also expanded its operations from the United States into more than 18 countries on five continents. The Company and Mr. Messmer have received numerous accolades. The Company has had multiple appearances on Forbes magazine’s “Best Big Companies” list (1999 through 2001 and 2003 through 2008) and on FORTUNE® magazine’s “Most Admired Companies” lists (each year from 1998 through 2013). In 2012, the Company was named for the second consecutive year to Human Resource Executive magazine’s Most Admired for HR list. The Company has been listed on the FTSE4Good Responsible Investment Index since 2008 and was also selected for Ethisphere magazine’s “World’s Most Ethical Companies” list in 2013. In 2014, Mr. Messmer was named in the Company’s applicable business sector to Institutional Investor magazine’s “2014 All-America Executive Team,” which honors the #1 ranked Chief Executive Officer (as determined by buy-side institutional investors). Mr. Messmer was named Ernst & Young’s “Entrepreneur of the Year” in 2007, was selected by Morningstar, Inc. as 2003 “CEO of the Year” and was elected to the San Francisco Bay Area Council Business Hall of Fame in 2010. In 2011, Mr. Messmer received the Staffing Innovator Award from Staffing Industry Analysts, Inc. and was named by the San Francisco Business Times as the San Francisco Bay Area’s Most Admired CEO in the large public company category. In 2012, Mr. Messmer published Human Resources Kit for Dummies®, 3rd edition, his fourth book in the “For Dummies” series. In light of the considerable success the Company has experienced under Mr. Messmer’s leadership, the Board of Directors believes it was appropriate to have him serve as both Chairman and Chief Executive Officer.

Frederick A. Richman has been designated Lead Director. Mr. Richman’s duties include, among other things, presiding at executive sessions of the independent directors, working with the Chairman to establish agendas and schedules for Board of Directors meetings and approving the retention of any consultants retained by the Board of Directors. The Company’s Board of Directors has adopted a Lead Director Statement of Duties, which contains further information regarding the role of the Lead Director. The statement is an appendix to the Company’s Corporate Governance Guidelines, which guidelines are available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “Investor Center” tab.

Risk Oversight Role

The Board of Directors exercises its risk oversight function in a variety of ways, both directly and through its various committees.

The Board of Directors reviews and approves the Company’s annual strategic plan. At its meetings, it receives reports from the Chairmen of its committees. The Board also periodically receives presentations from the heads of the Company’s various operating departments. Compliance policies are reviewed and re-approved annually.

As prescribed in its charter, the Audit Committee monitors guidelines and policies that govern the process by which risk assessment and management is undertaken. The Committee receives a quarterly written report from the manager of the Company’s internal audit and risk management department and discusses the report with the manager. The Audit Committee reviews and adopts the budget of the internal audit and risk management department and also reviews and approves, in advance, the scope and the staffing of the internal audit. Any complaints to the Company’s Financial Controls Hotline are automatically routed to the Chairman of the Audit Committee in addition to the appropriate management personnel.

The Compensation Committee approves all executive compensation programs. It believes that the emphasis on time vesting equity compensation encourages executive officers to take a long-term view when making decisions. In addition, both cash bonuses and share awards are subject to the Company’s Clawback Policy, which is available at the Company’s website at www.roberthalf.com in the “Corporate Governance” section under the “Investor Center” tab.

Available Information

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for its Audit Committee, Compensation Committee and Nominating and Governance Committee are available on its website, which is www.roberthalf.com, in the “Corporate Governance” section under the “Investor Center” tab. Each of these documents is also available in print to any stockholder who makes a request to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary.

THE BOARD AND COMMITTEES

The Board met six times during 2013. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board held while a member thereof.

It is the Company’s policy that directors are expected to attend the Annual Meeting of Stockholders. All of the directors attended the 2013 Annual Meeting of Stockholders.

The Board of Directors has standing Audit, Compensation, Nominating and Governance, and Executive Committees.

The Audit Committee, currently composed of Messrs. Berwick and Richman and Ms. Novogradac, met six times during 2013. The functions of the Audit Committee include selecting the Company’s independent auditors (subject to stockholder ratification), approving the fees of the independent auditors, monitoring the qualifications and independence of the independent auditors, consulting with the independent auditors with regard to the plan of audit, the results of the audit and the audit report, conferring with the auditors with regard to the adequacy of internal accounting controls, and monitoring the effectiveness of the Company’s internal accounting function.

The Compensation Committee, currently composed of Messrs. Berwick and Richman, met five times during 2013. The function of the Compensation Committee is to establish compensation policies for the Company’s senior officers and to administer compensation plans in which officers, directors and employees are eligible to participate.

The Nominating and Governance Committee, currently composed of Messrs. Berwick, Pace and Richman, met twice during 2013. The Nominating and Governance Committee’s role is to recommend candidates to fill any vacancy that may occur in the Board of Directors, develop and recommend corporate governance guidelines to the Board and oversee the evaluation of the Board and management.

The Executive Committee, currently composed of Messrs. Messmer, Pace and Richman, did not meet during 2013. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

The Company’s independent directors meet regularly in executive session without management. Such meetings are presided by the Lead Director, who currently is Frederick A. Richman.

Nominating and Governance Committee

Nominating and Governance Committee Charter

The Nominating and Governance Committee has adopted a charter. It is available on the Company’s website, which is www.roberthalf.com. The charter can be found in the “Corporate Governance” section under the “Investor Center” tab.

Submission to Nominating and Governance Committee of Suggested Nominees for Director

The Nominating and Governance Committee will consider director candidates recommended by stockholders. A stockholder wishing to submit a candidate to the Nominating and Governance Committee for consideration as nominee for director shall submit the information set forth below to Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Candidate. The Corporate Secretary will forward the information to the Nominating and Governance Committee. The information to be included in any such submission is: (a) a statement from the nominee consenting to be named in the proxy and proxy card if selected and to serve on the board if elected, (b) whether the candidate qualifies as

“independent” under the listing standards of the New York Stock Exchange, (c) the nominee’s biographical data (including other boards on which the nominee serves), business experience and involvement in any legal proceedings, including any involving the Company, (d) transactions and relationships between the nominee and the recommending stockholder, on the one hand, and the Company or management, on the other hand, (e) the stock trading history and current ownership information of the recommending stockholder and the nominee, including the name and address of the recommending stockholder and the nominee as they appear on the Company’s stock ledger, (f) any material proceedings to which the nominee or his associates is a party that are adverse to the Company, (g) information regarding whether the recommending stockholder or nominee (or their affiliates) have any plans or proposals for the Company and (h) whether the recommending stockholder and nominee seek to use the nomination to redress personal claims or grievances against the Company or others or to further personal interests or special interests not shared by stockholders at large. In evaluating individuals for nomination as director, the Nominating and Governance Committee shall select individuals who (a) have skills and experience that can be of assistance to management in operating the Company’s business, (b) demonstrate integrity, accountability and judgment and (c) can be expected to add to the total mix of individuals on the Board of Directors so as to give the Company a Board that exhibits effectiveness, collegiality, diversity and responsiveness to the needs of the Company. Diversity is not further defined in the Corporate Governance Guidelines, but is applied in its broadest sense so as to encourage the selection of a diverse group of Board members that will give the Company the benefit of a wide mix of talent, experience and skills. Other factors that may be considered include (i) experience with small to mid-size businesses (the Company’s principal client base), (ii) a record of entrepreneurial success and/or (iii) financial or accounting experience.

Audit Committee

Audit Committee Charter

The Company’s Board of Directors has adopted a charter for the Audit Committee. The charter is available on the Company’s website, which is www.roberthalf.com. The charter can be found in the “Corporate Governance” section under the “Investor Center” tab.

Independence

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in the New York Stock Exchange’s listing standards.

Audit Committee Financial Expert

The Board of Directors has also determined that Barbara J. Novogradac, who is Chairman of the Audit Committee, is an “audit committee financial expert” and “independent” in accordance with the requirements of Item 407(d)(5) of Securities and Exchange Commission Regulation S-K and the rules and regulations of the New York Stock Exchange.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following information shall not be deemed to be incorporated by reference into any such filings.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2013, contained in the Company’s Annual Report on Form 10-K (the “2013 Financial Statements”) with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm that is the Company’s independent auditors, the matters required to be discussed by SAS 61, as amended. The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them. Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the 2013 Financial Statements be included in the Company’s Annual Report on Form 10-K.

Andrew S. Berwick, Jr.	Barbara J. Novogradac	Frederick A. Richman

Compensation Committee

Compensation Committee Charter

The Compensation Committee has adopted a charter. It is available on the Company’s website, which is www.roberthalf.com. The charter can be found in the “Corporate Governance” section under the “Investor Center” tab.

Independence

The Board of Directors has determined that all of the members of the Compensation Committee are independent as defined in the New York Stock Exchange’s listing standards.

Compensation Committee Procedures

Each component of executive compensation is determined by the Compensation Committee. The Compensation Committee determines what changes, if any, should be made to continuing arrangements, such as base salaries and fringe benefits. When determining compensation for the coming year, the Compensation Committee reviews (a) the Company’s results for the prior year, (b) the issues that will confront the Company in the coming year, (c) the individual performance of the executive officers, (d) the need to set compensation at levels that promote retention and (e) such other information it deems appropriate. After such review, it makes its ultimate determinations based upon its evaluation of such information and its long term experience with the Company. While the Compensation Committee receives input from the Chief Executive Officer and Chief Financial Officer and discusses compensation with them, the ultimate decision regarding compensation is solely at the discretion of the Committee. For further information, see “Compensation Discussion and Analysis”, above. The Compensation Committee has the authority to retain consultants to assist with its decisions. The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers and directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the CEO and the CFO present compensation and benefits proposals to the Compensation Committee. FWC works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and has not undertaken any projects for management. For additional description of the Compensation Committee’s processes and procedures for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Compensation of directors is determined by the full Board of Directors, except for equity awards under the Stock Incentive Plan, which are made by the Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing earlier in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Andrew S. Berwick, Jr.	Frederick A. Richman

Stockholder Communications with Directors

Stockholders or other interested persons who wish to communicate with any director, with the non-management directors as a group, or the entire Board may do so by addressing communications to such person or persons c/o Robert Half International Inc., 2884 Sand Hill Road, Menlo Park, CA 94025, Attn: Corporate Secretary—Director Communication. The Corporate Secretary or his delegee will forward such communication to the addressee unless he determines that the communication is not suitable for delivery. Examples of communications that would not be suitable for delivery include, but are not limited to, (a) advertisements or solicitations, (b) frivolous, obscene or offensive items, and (c) communications unrelated to the business, affairs or governance of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the books, records and accounts of the Company for 2014, subject to ratification by stockholders. PricewaterhouseCoopers LLP has acted as auditors of the Company since 2002. Representatives of that firm will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to questions.

PricewaterhouseCoopers’ charges for 2012 and 2013 were as follows:

	2012	2013
Audit Fees	$1,845,029	$1,916,170
Audit-Related Fees	$8,520	$37,184
Tax Fees	$0	$0
All Other Fees	$0	$0

The 2012 and 2013 Audit-Related Fees were incurred in connection with attest services relating to reviews of financial information for four wholly owned subsidiaries. Rule 2-01(c)(7)(i)(C) of Securities and Exchange Commission Regulation S-X (relating to waivers with respect to the requirement that fees be pre-approved) was not applicable to any of the services for 2012 or 2013 described in the above table.

Audit Committee Policy Regarding Pre-Approval of Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as auditors for 2014.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PROPOSAL REGARDING THE STOCK INCENTIVE PLAN

General

At the Meeting, the stockholders will be asked to approve the continuation of the Company’s Stock Incentive Plan, which makes shares of the Company’s Common Stock available for grant via stock options, restricted shares, performance shares, stock units, performance units or stock appreciation rights. Under its terms, the Stock Incentive Plan will expire on the date of the 2014 Annual Meeting if not renewed by the stockholders. The Company is asking stockholders to approve the continuation of the Stock Incentive Plan through 2019 and to authorize the granting of 6,500,000 shares through 2019, subject to the terms and conditions of the Stock Incentive Plan as described herein and in the plan. The unused shares remaining from previous stockholder authorizations (2,291,989 shares as of December 31, 2013), would expire and not be available for issuance after the date of Annual Meeting of Stockholders. This amendment and restatement also (a) makes a change relating to the accounting for full value shares used for tax withholding described below and (b) permits the Compensation Committee to make grants of restricted shares to any eligible employee.

Stockholder approval is required in order for the Company to be eligible to receive a tax deduction for compensation paid under the Plan.

The following description of the Stock Incentive Plan is qualified in its entirety by reference to the Plan, which is attached hereto as Appendix B.

Request for Additional Shares, Dilution and Overhang

In order to give the Company the flexibility to responsibly address its future equity compensation needs, the Company is requesting that stockholders approve this amendment and restatement of the Stock Incentive Plan to make 6,500,000 shares available for grant between the dates of the 2014 and 2019 Annual Meetings of Stockholders. Grant levels for the preceding three fiscal years have averaged 1.3 million shares and stock units per year. After giving effect to a new grant authority of 6,500,000 shares, the pro forma overhang percentage (see footnote 3 below) as of December 31, 2013 would be 6.5%. This is approximately the same as the 6.4% three year average overhang percentage presented in the table below.

The following table shows our key dilution metrics over the last three years:

Key Equity Metrics	Three Year Average	2013	2012	2011
Equity Burn Rate(1)	1.0%	0.8%	1.1%	1.0%
Dilution(2)	3.5%	2.1%	3.3%	5.2%
Overhang(3)	6.4%	3.7%	5.6%	9.8%

(1)	Equity Burn Rate is calculated by dividing the number of shares subject to equity awards granted during the year by the weighted average number of shares outstanding during the year.

(2)	Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the year by the number of shares outstanding at the end of the year.

(3)	Overhang is calculated by dividing (a) the sum of (i) the number of shares subject to equity awards outstanding at the end of the year and (ii) the number of shares available for future grants by (b) the sum of (i) the number of shares outstanding at the end of the year and (ii) the number of shares subject to equity awards outstanding at the end of the year and (iii) the number of shares available for future grants.

At December 31, 2013, there were 2,848,000 shares subject to outstanding awards under the Stock Incentive Plan and 2,292,000 shares authorized and available for future grant. At December 31, 2013, there were approximately 137,466,000 total shares outstanding.

When considering the number of additional shares to add to the Stock Incentive Plan, the Compensation Committee reviewed, among other things, the potential dilution to the Company’s current stockholders as measured by burn rate, dilution and overhang, projected future share usage and projected future forfeitures. The projected future usage of shares for long-term incentive awards under the Stock Incentive Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the shares to be made available under the Stock Incentive Plan during the next five years pursuant to this amendment and restatement are expected to satisfy the Company’s equity compensation needs through the 2019 Annual Meeting. The Compensation Committee is committed to effectively managing the number of shares reserved for issuance under the Stock Incentive Plan while minimizing stockholder dilution.

Plan Factors to Be Considered

The Stock Incentive Plan contains the following important compensation and governance best practices:

•	Repricing of stock options is prohibited.

•	Stock option grants must be made at not less than 100% of the fair market value on the date of grant.

•	Stock option reloads are prohibited.

•	Grants to executive officers, including stock options, must be made subject to time vesting and may be made subject to one or more performance conditions.

•

For 2013 and 2014, equity grants to executive officers were subject to three-year cliff vesting and two performance conditions – annual EPS and a modifier based on three-year cumulative total shareholder return relative to an industry GIC index. These metrics were different than the metrics used for cash bonuses.

•	The Stock Incentive Plan has a fixed life span with a fixed number of shares authorized. It is not an evergreen plan.

•	No outside director may receive a grant exceeding 15,000 shares in any year.

•	No “single trigger” accelerated vesting for executive officers upon a change in control.

•

Dividends on shares that have not vested or have a pending performance condition are accrued and the accrued dividends are subsequently paid only if and when the shares vest and the performance condition is satisfied.

•	The Company has a policy, described at the Company’s website (www.roberthalf.com), requiring each executive officer to own stock equal to six times his base salary.

Performance Factors to Be Considered

The following important considerations should also be taken into account when considering the plan:

•	The Company is a personal services business. It has a long history of issuing equity incentives as a key element of its compensation programs designed to attract, motivate and retain its employees.

•	Earnings per share for 2013 were up 22% as compared with 2012.

•	The Company’s return on equity for 2013 was 29%.

•	The Company continued to generate strong cash flow from operations and ended the year with $276 million in cash and cash equivalents.

•

The Company had operating cash flow of $309 million in 2013, which helped to fund approximately $118 million in stock repurchases on the open market, $54 million in capital expenditures and the payment of $89 million in dividends to stockholders.

By making a significant portion of compensation contingent upon long-term positive share price performance, the interests of stockholders are furthered. The Board of Directors strongly believes that this philosophy has served, and will continue to serve, the Company well and that continuation of the Stock Incentive Plan is vital to the Company’s continued success.

Key Features of the Stock Incentive Plan

The following is a summary of the principal features of the Stock Incentive Plan. As of April 11, 2014, the fair market value of a share of the Company’s common stock (“Share”) was $39.74.

Share Reserve

The Stock Incentive Plan previously authorized the issuance of up to 6,000,000 Shares from January 1, 2011 through the date of the 2014 Annual Meeting of Stockholders. As of December 31, 2013, 2,291,989 shares were available for issuance. However, unused shares from this authorization will expire and will not be available for issuance after the date of the 2014 Annual Meeting of Stockholders. If approved by stockholders, 6,500,000 shares (plus any shares described in the next paragraph) would be authorized for issuance between the 2014 Annual Meeting of Stockholders and the 2019 Annual Meeting of Stockholders.

If, after the date of the 2014 Annual Meeting of Stockholders, awards under the Stock Incentive Plan are forfeited or terminate before being exercised, then the Shares underlying those awards again become available for awards under the Stock Incentive Plan. In the event that withholding tax liabilities arising from an award other than a stock option or stock appreciation right are satisfied after the date of the 2014 Annual Meeting of Stockholders by the withholding of Shares by the Company, then the Shares so withheld shall again become available for awards under the Stock Incentive Plan. Shares withheld by the Company to satisfy any tax withholding obligation with respect to a stock option or stock appreciation right will not be added to the Shares available for issuance under the Stock Incentive plan. Further, Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with the exercise or settlement of a stock option or stock appreciation right will not be available for subsequent awards under the Stock Incentive Plan and Shares repurchased on the open market with the proceeds of an option exercise will not again become available for awards under the Stock Incentive Plan.

No participant in the Stock Incentive Plan may be granted during any fiscal year awards covering in excess of 2,000,000 Shares. In addition, nonemployee directors may only be granted awards under the Stock Incentive Plan covering up to 15,000 Shares per fiscal year.

In the event of a subdivision of the outstanding Shares, a stock split or reverse stock split, a recapitalization, reorganization, merger, liquidation, spin-off, exchange of shares or a similar occurrence, the Stock Incentive Plan administrator will, in its discretion, make appropriate adjustments to the number of Shares issuable under the Stock Incentive Plan (on both an aggregate and per-participant basis) and under each outstanding award. Appropriate adjustments will also be made to the exercise price of outstanding options and stock appreciation rights.

Administration

The Compensation Committee administers the Stock Incentive Plan with respect to persons who are subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including all directors and executive officers. The Compensation Committee has appointed a separate committee of two directors of the Company (Messrs. Messmer and Waddell) to concurrently administer the Stock Incentive Plan with respect to all other persons and awards. The Compensation Committee has complete discretion, subject to the provisions of the Stock Incentive Plan, to authorize stock options, restricted shares, stock units and stock appreciation rights awards under the Stock Incentive Plan.

Eligibility and Types of Awards under the Stock Incentive Plan

The Stock Incentive Plan permits the granting of stock options, restricted shares, performance shares, stock units, performance units and stock appreciation rights by the Stock Incentive Plan administrator. Stock appreciation rights may be awarded in combination with stock options and such award may provide that the stock appreciation rights will not be exercisable unless the related stock options are forfeited.

Employees (including officers), consultants and directors of the Company and its subsidiaries and affiliates will be eligible to participate in the Stock Incentive Plan. As of December 31, 2013, approximately 13,000 individuals (including four outside directors and six executive officers) were eligible to participate in the Stock Incentive Plan.

Options

The Stock Incentive Plan administrator may grant nonstatutory stock options or incentive stock options (which are entitled to favorable tax treatment) under the Stock Incentive Plan. The Stock Incentive Plan administrator may not grant stock options that automatically provide for the grant of new stock options upon their exercise. The number of Shares covered by each stock option granted to a participant is determined by the Stock Incentive Plan administrator.

Unless otherwise provided, stock options become exercisable with respect to 25% of the Shares covered by the option on each of the first through fourth anniversaries of the date of grant, provided that the recipient’s service has not terminated. The stock option exercise price is established by the Stock Incentive Plan administrator and must be at least 100% of the fair market value of a Share on the date of grant. Stock options expire ten years after the date of grant unless an earlier date is otherwise provided. Unless provided otherwise by the Stock Incentive Plan administrator or in an agreement, unvested stock options generally expire upon termination of the optionee’s service with the Company and vested stock options expire 90 days following such termination.

The exercise price must be paid at the time the Shares are purchased. Consistent with applicable laws, regulations and rules, payment of the exercise price of a stock option may be made in cash, (including by check, wire transfer or similar means), by surrendering or attesting to previously acquired Shares, or by other legal consideration.

The Company has not issued stock options since 2006, and has no specific plans regarding their use in the future. However, in light of frequent changes in the accounting treatment of various equity incentives and the possibility of future accounting or tax changes, the Company believes that it is advantageous for it to have maximum flexibility in fashioning future equity compensation.

Restricted Shares and Performance Shares

The Stock Incentive Plan administrator may award restricted shares with or without cash consideration paid to the Company. Restricted stock is Company common stock that is subject to forfeiture. When the restricted stock award conditions are satisfied, then the participant is vested in the Shares and has complete ownership of the Shares. Unless otherwise provided, restricted shares vest with respect to 25% of the Shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the recipient’s service has not terminated.

In addition to time vesting requirements, restricted shares may also be subject to performance conditions, in which case they are considered performance shares. A description of performance conditions appears below under the heading Performance Goals.

Restricted share grants and performance share grants do not receive dividends until after both the performance condition (in the case of performance shares) and time vesting requirements have been satisfied.

Dividends declared prior to the satisfaction of both requirements are accrued but not paid. If a portion of the award is forfeited, the accrued dividends on that portion will also be forfeited.

Stock Units and Performance Units

The Stock Incentive Plan administrator may also award stock units without cash consideration paid to the Company. A stock unit is a bookkeeping entry that represents a Share. Stock units are similar to restricted shares in that the Stock Incentive Plan administrator may establish performance goals and/or other conditions that must be satisfied before the participant can receive any benefit from the stock units, in which case they are considered performance units. When the participant satisfies the conditions of the stock unit award, the Company will pay the participant for the vested stock units with cash or Shares or any combination of both. Conversion of the stock units into cash may be based on the average of the fair market value of a Share over a series of trading days and on other methods. Stock units vest on the same basis as restricted shares.

Stock Appreciation Rights

Additionally, the Stock Incentive Plan administrator may grant stock appreciation rights. However, the Stock Incentive Plan administrator may not grant stock appreciation rights that automatically provide for the grant of new stock appreciation rights upon their exercise. The number of shares covered by each stock appreciation right will be determined by the Stock Incentive Plan administrator. Upon exercise of a stock appreciation right, the participant will receive payment from the Company in an amount determined by multiplying (a) the difference between (i) the fair market value of a Share on the date of exercise and (ii) the exercise price times (b) the number of Shares with respect to which the stock appreciation right is exercised. The exercise price of a stock appreciation right is established by the Stock Incentive Plan administrator and may not be less than 100% of the fair market value of a Share on the date of grant. Stock appreciation rights may be paid in cash or Shares or any combination of both, as determined by the Stock Incentive Plan administrator. Stock appreciation rights vest on the same basis as stock options. Stock appreciation rights expire ten years after the date of grant unless otherwise provided. Unless provided otherwise by the Stock Incentive Plan administrator or in an agreement, unvested stock appreciation rights generally expire upon termination of the optionee’s service with the Company and vested stock appreciation rights expire 90 days following such termination.

The Company has not issued stock appreciation rights in over 20 years, and has no specific plans regarding their use in the future. However, in light of frequent changes in the accounting treatment of various equity incentives and the possibility of future accounting or tax changes, the Company believes that it is advantageous for it to have maximum flexibility in fashioning future equity compensation.

Performance Goals

Awards under the Stock Incentive Plan may be made subject to a performance condition in addition to time-vesting conditions. Performance conditions under the Stock Incentive Plan shall utilize one or more objective measurable performance goals, and permitted adjustments thereto, as determined by the Stock Incentive Plan administrator based upon one or more of the following factors with respect to the performance period: (i) operating income; (ii) pre-tax or after-tax earnings; (iii) cash flow; (iv) sales or revenue; (v) expenses; (vi) gross or net profit margin; (vii) working capital; (viii) return on equity or assets; (ix) earnings per share; (x) stock price; (xi) price/earnings ratio; (xii) debt or debt-to-equity; (xiii) writeoffs; (xiv) cash; (xv) assets, (xvi) total shareholder return and/ or (xvii) liquidity. Performance goals based on one or more of the above measurement factors may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the performance of the Company relative to the performance of other companies or an index. The Stock Incentive Plan administrator may also make adjustments to exclude extraordinary items, discontinued operations and the cumulative effect of changes in accounting principles. Performance may also be determined without regard to the effects of mergers, acquisitions, dispositions and material restructuring of the business or other such items as may be determined by the Stock Incentive Plan administrator.

Special Termination Provisions

Under the Stock Incentive Plan, all awards granted to a participant fully vest upon the participant’s death or termination of employment due to total and permanent disability (as defined in the Stock Incentive Plan).

In addition, all option or stock appreciation right awards granted to an individual who is subject to Section 16 of the Exchange Act also vest upon such individual’s retirement (as such term is defined in the Stock Incentive Plan), and option or stock appreciation right awards to outside directors vest upon a change in control (as such term is defined in the Stock Incentive Plan). However, such awards remain subject to any performance conditions. Each stock option or stock appreciation that vests as described in this or the preceding paragraph will remain outstanding until the earlier of its exercise or its original term.

Amendment and Termination

The Board of Directors or Compensation Committee may amend the Stock Incentive Plan at any time and for any reason, subject to any required stockholder approval. The Board of Directors or Compensation Committee may terminate the Stock Incentive Plan at any time and for any reason. The termination or amendment of the Stock Incentive Plan may not adversely affect any award previously made under the Stock Incentive Plan.

Stock Incentive Plan Benefits

All awards are made at the discretion of the Stock Incentive Plan administrator. Therefore, the benefits and amounts that will be received or allocated under the Stock Incentive Plan are not determinable.

Federal Income Tax Consequences

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the Shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the Shares generally will be capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except possibly for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares transferred upon the exercise for the legally required period (currently two years from the date of grant and one year from the date of exercise). If the shares are not held for the legally required period, the participant will recognize ordinary income in the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise or the amount realized from the sale or other disposition exceeds the option price.

For awards of restricted shares or performance shares, unless the participant elects to be taxed at the time of grant of the restricted stock, the participant will not have taxable income upon the receipt of the award. Upon the later to occur of time vesting and the satisfaction of any performance conditions, the participant will recognize ordinary income equal to the fair market value of the Shares at such time less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

A participant is not deemed to receive any taxable income at the time an award of stock units is granted, nor is the Company entitled to a tax deduction at that time. When vested stock units and any dividend equivalents are settled and distributed, the participant is deemed to receive an amount of ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such stock units (if any). This income is subject to withholding taxes for employees or former employees. The Company is allowed a tax deduction in an amount equal to the ordinary income that the participant is deemed to receive.

At the discretion of the Stock Incentive Plan administrator, the Stock Incentive Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares withheld, and/or by delivering to us or attesting to already-owned shares of the Company’s common stock.

The Company will be entitled to a tax deduction in connection with an award under the Stock Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income, and if applicable withholding requirements are met. In addition, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to certain of the Company’s executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with certain conditions imposed by the Code Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one year) and if the material terms of such compensation are disclosed to and approved by the Company’s stockholders. We have structured the Stock Incentive Plan with the ability to grant awards under the Stock Incentive Plan that can qualify as “performance-based compensation” and, if so qualified, would be deductible. However, because of the fact-based nature of the “performance-based compensation” exception under Code Section 162(m) and the limited availability of binding guidance thereunder, we cannot guarantee that compensation attributable to awards under the Stock Incentive Plan will qualify as “performance based compensation” under Code Section 162(m), thereby preventing us from taking a deduction.

Information Regarding Current Equity Plans

Set forth below is information as of December 31, 2013, regarding the Stock Incentive Plan and the Company’s prior plans. All such prior plans have been terminated and no new grants have been made thereunder since the Stock Incentive Plan was adopted. The information regarding prior plans in the table below relates to grants made prior to the termination of those plans.

Existing Plan Information as of December 31, 2013

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights A	Weighted average exercise price of outstanding options, warrants and rights B	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A) C
Equity compensation plans approved by security holders	387,725	$27.30	2,291,989
Equity compensation plans not approved by security holders(a)	244,319	$27.57	0
Total	632,044	$27.41	2,291,989

(a)	These plans, by their terms, expressly prohibited any grants to directors or executive officers. All such plans were terminated in May 2005, and no future grants may be made under such plans. The information in the table reflects shares issuable upon the exercise of options granted before such plans were terminated.

Description of Equity Plans Not Approved by Stockholders

All of the following plans were terminated in May 2005. No future grants may be made under any of these plans.

StockPlus Plan. The StockPlus Plan authorized the grant of stock options to employees other than directors and executive officers. No option could have a term of more than ten years.

Stock Option Plan for Field Employees. The Stock Option Plan for Field Employees authorized the grant of stock options to employees or consultants other than directors and executive officers. No option could have a term of more than ten years.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL RELATING TO THE STOCK INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Stockholders are entitled to cast an advisory vote at the annual meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Although, pursuant to the Dodd-Frank Act, the vote is non-binding, the Compensation Committee and the Board of Directors will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

In May 2013, the Company’s stockholders cast an 86% vote in favor of the Company’s 2012 executive compensation. Notwithstanding the favorable vote, the Compensation Committee took various additional steps to continue to further align compensation with performance and shareholder interests.

First, it set target bonuses for 2013 under the bonus plan shareholders approved in 2013 at the same levels as 2012 target bonuses. In addition, revenue and net income targets were set to emphasize both top line and bottom line growth. The revenue target of $4.35 billion was an increase of 6% over 2012 and the net income target of $255 million was an increase of 21% over 2012. Actual bonuses for 2013 were equal to 98.7% of target bonuses because these targets were missed slightly.

Second, the target value of the equity grants for 2013 under the stock plan shareholders approved in 2013 were 10% less than the target value of the 2012 grants. Target EPS for 2013 was set to achieve 22% Annual EPS growth. Actual 2013 EPS was achieved at 100% of target. The three-year TSR modifier for the 2013 grant was set such that relative TSR above or below the 50th percentile would result in stipulated increases or decreases to the granted shares. For 2013, the first year of the three-year period, the Company’s calculated TSR was 36.01% which ranked it at the 26th percentile of the comparative index. At this percentile ranking, 50% of the shares granted would be forfeited. However, because the TSR modifier is ultimately a three-year cumulative calculation, two years remain before the final result will be determined.

The Committee believes that 2013 compensation is directly aligned with performance.

Stockholders are asked to indicate their support for our named executive officer compensation as described in this proxy statement by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.”

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting and entitled to vote is required for approval of the proposal.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL RELATING TO EXECUTIVE COMPENSATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

STOCKHOLDER MATTERS

Proposal of Matters for Inclusion in Proxy Statement

In order to be included in the Company’s proxy statement and form of proxy for the 2015 Annual Meeting of Stockholders, a stockholder proposal must, in addition to satisfying the other requirements of the Securities and Exchange Commission’s rules and regulations, be received at the principal executive offices of the Company not later than December 23, 2014.

Presentation of Business at Annual Meeting of Stockholders

Any stockholder proposal, including the nomination of an individual for election to the Board of Directors, not intended for inclusion in the Company’s proxy statement and form of proxy must, in addition to satisfying the other requirements of the Company’s By-laws, be received at the principal executive offices of the Company between February 21, 2015 and March 23, 2015, inclusive, in order to be presented at the 2015 Annual Meeting. The following information is required to be included with the submission of any such proposal or nomination: (a) for any nominee for director, all information relating to the candidate as is required to be disclosed in a proxy statement pursuant to the rules of the Securities and Exchange Commission (including such candidate’s written consent), (b) as to any other proposal, a brief description of (i) the proposal, (ii) the reasons for raising the proposal at the meeting and (iii) any material interest the stockholder has in the proposal, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER MATTERS

The proxy authorizes the holders to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters that will be presented to the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

STEVEN KAREL
Secretary

Menlo Park, California

April 22, 2014

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING FORM IN THE ENCLOSED, POST-PAID ENVELOPE. ALTERNATIVELY, YOU MAY, IF YOU WISH, VOTE VIA THE INTERNET OR VIA TOLL-FREE TELEPHONE CALL FROM A TOUCH-TONE TELEPHONE IN THE U.S. BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED FORM.

Appendix A

Definitions of Certain Terms Used in the Proxy Statement

Change in Control

As used in the proxy statement discussion of the Senior Executive Retirement Plan, the Stock Incentive Plan, and the various plans and agreements discussed under the heading “Employment Agreement and Potential Payments upon Termination or Change in Control,” the term “Change in Control” means the occurrence of any of the following:

(a) Any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than an employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned (directly or indirectly), by the stockholders of the Company in substantially the same proportions of the ownership of stock of the Company, shall become the beneficial owner of securities of the Company representing 20% or more, of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; PROVIDED, HOWEVER, that a Change in Control shall not be deemed to include the acquisition by any such person or group of securities representing 20% or more of the Company if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purposes or effect, including, without limitation, not in connection with such party (i) making any public announcement with respect to the voting of such shares at any meeting to consider a merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving the Company, (ii) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of the Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of substantial assets of the Company, (iii) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company, directly or indirectly, relating to a merger or other business combination involving the Company or the sale or transfer of any substantial assets of the Company, or (iv) otherwise acting, alone or in concert with others, to seek control of the Company or to seek to control or influence the management or policies of the Company.

(b) The liquidation or dissolution of the Company.

(c) A change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company). As a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease within one year to constitute a majority of the Board.

(d) The Company ceases to be an independent publicly owned corporation.

(e) The Company (i) merges or consolidates with or into another corporation in which the holders of the Stock immediately before such merger or reorganization do not, immediately following such merger or reorganization, hold as a group on a fully-diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation’s outstanding equity securities, or (ii) sells or otherwise disposes of all or substantially all of its assets.

A-1

Termination other than for Cause

As used in the proxy statement discussion of the Employment Agreement with Harold M. Messmer, Jr., a termination for “Cause” means a termination by the Company of Mr. Messmer’s employment by the Company by reason of Mr. Messmer’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or by reason of Mr. Messmer’s willful material breach of his employment agreement which has resulted in material injury to the Company; provided, however, that Mr. Messmer’s employment shall not be deemed to have been terminated for Cause if such termination took place as a result of any act or omission believed by Mr. Messmer in good faith to have been in the interest of the Company.

As used in the proxy statement discussion of the Severance Agreements with Messrs. Messmer, Waddell, Gentzkow, Glass and Karel, a termination for “Cause” means a termination by the Company of the employee’s employment by the Company by reason of the employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of the employee’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that the employee’s employment shall not be deemed to have terminated for Cause if such termination took place as a result of any act or omission believed by the employee in good faith to have been in the interest of the Company.

A-2

Appendix B

ROBERT HALF INTERNATIONAL INC.

STOCK INCENTIVE PLAN

(As Amended and Restated May 22, 2014)

SECTION 1. ESTABLISHMENT AND PURPOSE.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Participants to focus on critical long-range objectives, (b) encouraging the attraction and retention of individuals with exceptional qualifications and (c) linking Participants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Performance Shares, Stock Units, Performance Units, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights. Subject to approval by RHI’s stockholders, this Plan supersedes the Existing Equity Plans, as described herein.

SECTION 2. DEFINITIONS.

“Adjustment Provisions” shall mean the terms and conditions applicable to the adjustment of an Award subject to a Performance Condition.

“Affiliate” shall mean any entity other than a Subsidiary, if RHI and/or one of more Subsidiaries own not less than fifty percent (50%) of such entity.

“Award” shall mean any award of an Option, a SAR, a Restricted Share a Performance Share, a Stock Unit or a Performance Unit under the Plan.

“Board of Directors” shall mean the Board of Directors of RHI, as constituted from time to time.

“Certification Date” means the date that the Committee makes its written certification of a Final Award.

“Change in Control” shall mean the occurrence of any of the following events:

(i)

Any person or group (as such terms are defined in Section 13(d)(3) of the Exchange Act), other than an employee benefit plan sponsored by the Company or a corporation owned (directly or indirectly), by the stockholders of the Company in substantially the same proportions of the ownership of stock of the Company, shall become the beneficial owner of securities of RHI representing 20% or more, of the combined voting power of then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; provided, however, that a Change in Control shall not be deemed to include the acquisition by any such person or group of securities representing 20% or more of RHI if such party has acquired such securities not with the purpose nor with the effect of changing or influencing the control of RHI, nor in connection with or as a participant in any transaction having such purposes or effect, including, without limitation, not in connection with such party (A) making any public announcement with respect to the voting of such shares at any meeting to consider a merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving RHI, (B) making, or in any way participating in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of RHI (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any party with respect to the voting of any voting securities of RHI, directly or indirectly, relating to a merger or other business combination involving RHI or the sale or transfer of substantial assets of RHI, (C) forming, joining or in any way participating in any “group” within the meaning of Section 13(d)(3) of the

Exchange Act with respect to any voting securities of RHI, directly or indirectly, relating to a merger or other business combination involving RHI or the sale or transfer of any substantial assets of RHI, or (D) otherwise acting, alone or in concert with others, to seek control of RHI or to seek to control or influence the management or policies of RHI.

(ii)	The liquidation or dissolution of RHI.

(iii)	A change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of RHI as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to RHI). As a result of or in connection with any cash tender offer, merger, or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of RHI just prior to such event shall cease within one year to constitute a majority of the Board of Directors.

(iv)	RHI ceases to be an independent publicly owned corporation.

(v)	RHI (A) merges or consolidates with or into another corporation in which the holders of the Stock immediately before such merger or reorganization do not, immediately following such merger or reorganization, hold as a group on a fully-diluted basis both the ability to elect at least a majority of the directors of the surviving corporation and at least a majority in value of the surviving corporation’s outstanding equity securities, or (B) sells or otherwise disposes of all or substantially all of its assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean a committee of one or more members of the Board of Directors appointed by the Board of Directors (or, as the context permits, a subcommittee of one or more members of the Board appointed by the Committee) to administer the Plan in accordance with the provisions hereof.

“Company” shall mean Robert Half International Inc., a Delaware corporation, and its Subsidiaries.

“Consultant” shall mean a consultant or advisor who provides bona fide services to the Company or an Affiliate as an independent contractor.

“Eligible Participant” shall mean (i) any individual who is a common-law employee of the Company or an Affiliate; (ii) a member of the Board of Directors; (iii) a member of the board of directors of a Subsidiary or an Affiliate; or (iv) a Consultant.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Officer” shall mean an officer as defined in Rule 16a-1(f) under the Exchange Act, or any successor provision.

“Exercise Price” shall mean, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Award. “Exercise Price,” in the case of a SAR, shall mean an amount, as specified in the applicable SAR Award, which is subtracted from the Fair Market Value of a Share in determining the amount payable upon exercise of such SAR.

“Existing Equity Plans” shall mean RHI’s Equity Incentive Plan, StockPlus Plan, Stock Option Plan for Field Employees, Restricted Stock Plan for Field Employees, and Outside Directors’ Option Plan.

“Fair Market Value” shall mean the closing price on the New York Stock Exchange on the date the value is to be determined as reported in THE WALL STREET JOURNAL (Western Edition). If there are no trades on such date, the closing price on the latest preceding business day upon which trades occurred shall be the Fair Market Value.

“Final Award” shall mean the number of shares remaining subject to an Award after application of the Adjustment Provisions.

“ISO” shall mean an employee incentive stock option described in Code Section 422.

“Misconduct Termination” shall mean a termination by the Company of a Participant’s Service by reason of the Participant’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company, or by reason of the Participant’s willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that a Participant’s Service shall not be deemed to have terminated in a Misconduct Termination if such termination took place as a result of any act or omission believed by the Participant in good faith to have been in the interest of the Company.

“Nonstatutory Option” or “NSO” shall mean an employee stock option that is not an ISO.

“Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

“Optionee” shall mean an individual or estate who holds an Option or SAR.

“Original Award” shall mean the number of shares initially granted pursuant to an Award made subject to a Performance Condition.

“Other Agreement” shall mean any written agreement, whether entered into prior to or subsequent to, the adoption of this plan or the making of an Award under this plan, between Participant and the Company.

“Outside Director” shall mean a member of the Board of Directors who is not a common-law employee of the Company.

“Outside Director Retirement” shall mean termination of an Outside Director’s Service after the later to occur of (i) the 7th anniversary of the Outside Director’s first day of service with RHI as a member of the Board of Directors or (ii) the Outside Director’s 62nd birthday.

“Participant” shall mean an individual or estate who holds an Award.

“Performance Condition” shall mean a performance condition based on a Performance Goal established with respect to an Award in accordance with the provisions hereof.

“Performance Goal” shall mean one or more of the following objective measurable performance factors, and any adjustments thereto, as determined by the Committee with respect to a Performance Period: (i) operating income; (ii) pre-tax or after-tax earnings; (iii) cash flow; (iv) sales or revenue; (v) expenses; (vi) gross or net profit margin; (vii) working capital; (viii) return on equity or assets; (ix) earnings per share; (x) stock price; (xi) price/earnings ratio; (xii) debt or debt-to-equity; (xiii) writeoffs; (xiv) cash; (xv) assets; (xvi) total shareholder return and/or (xvii) liquidity, either with respect to the Company and/or one or more of its operating units or with respect to one or more other companies or an index of companies; provided, however, that, if the Performance Condition is intended to satisfy the requirements of Code Section 162(m), it must be objective and any adjustments thereto must be objectively verifiable adjustments permitted and pre-established by the Committee in accordance with Code Section 162(m).

“Performance Period” shall mean the period of Service to which the Performance Condition relates, which period shall not be less than one year.

“Performance Share” shall mean a Restricted Share that has a Performance Condition attached. A Performance Share is a type of Restricted Share and any reference herein to Restricted Shares shall be deemed to also apply to Performance Shares unless the context clearly indicates otherwise.

“Performance Unit” shall mean a Stock Unit that has a Performance Condition attached. A Performance Unit is a type of Stock Unit and any reference herein to Stock Units shall be deemed to also apply to Performance Units unless the context clearly indicates otherwise.

“Plan” shall mean this Stock Incentive Plan of Robert Half International Inc., as amended from time to time.

“Protiviti Participant” shall mean a Participant who is an employee of Protiviti Inc. (a Subsidiary) or its Subsidiaries.

“Protiviti Retirement” shall mean any voluntary termination of employment with the Company and its subsidiaries by the Protiviti Participant on or after the later to occur of: (a) the first day coinciding with or after the Protiviti Participant’s 56th birthday, (b) the Protiviti Participant’s completion of at least 25 years of cumulative service to the Company, Arthur Andersen LLP, Deloitte Touche Tohmatsu, PricewaterhouseCoopers, KPMG International, Ernst & Young International, and/or any of their respective affiliates, or any other industry-related service acceptable to the Committee, and (c) four and one-half years after the date that the Protiviti Participant was first employed by Protiviti Inc.

“Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

“Restricted Share” shall mean a Share awarded under Section 6 of the Plan.

“Restricted Share Award” shall mean the agreement between RHI and the recipient of a Restricted Share, or the notice to the recipient, which contains the terms, conditions and restrictions pertaining to such Restricted Shares.

“RHI” shall mean Robert Half International Inc., a Delaware corporation.

“SAR” shall mean a stock appreciation right granted under the Plan.

“SAR Award” shall mean the agreement between RHI and an Optionee, or the notice to the Optionee, which contains the terms, conditions and restrictions pertaining to his or her SAR.

“Section 16 Participant” shall mean a Participant who is subject to Section 16 of the Exchange Act with respect to transactions in RHI securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Service” shall mean service as an Eligible Participant.

“Share” shall mean one share of Stock, as adjusted in accordance with the adjustment provisions of the Plan (if applicable).

“Staffing/Headquarters Participant” shall mean a Participant other than a Protiviti Participant.

“Staffing/Headquarters Retirement” shall mean any voluntary termination by a Staffing/Headquarters Participant of employment with the Company on or after the later to occur of (a) the Staffing/Headquarters Participant’s 55th birthday, or (b) the 20th anniversary of the Staffing/Headquarters Participant’s first day of service with the Company as a full-time employee.

“Stock” shall mean the common stock of RHI.

“Stock Option Award” shall mean the agreement between RHI and an Optionee, or the notice to the Optionee, which contains the terms, conditions and restrictions pertaining to his Option.

“Stock Unit” shall mean a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

“Stock Unit Award” shall mean the agreement between RHI and the recipient of a Stock Unit, or the notice to the recipient, which contains the terms, conditions and restrictions pertaining to such Stock Unit.

“Subsidiary” shall mean any corporation, if RHI and/or one or more other Subsidiaries own not less than fifty percent (50%) of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

“Total and Permanent Disability” shall mean a (i) a physical or mental condition which, in the judgment of the Committee based on competent medical evidence satisfactory to the Committee (including, if required by the Committee, medical evidence obtained by an examination conducted by a physician selected by the Committee), renders the Participant unable to engage in any substantial gainful activity for the Company and which condition is likely to result in death or to be of long, continued and indefinite duration, or (ii) a judicial declaration of incompetence.

“Vested” or “Vesting” shall mean that the relevant portion of the Award has satisfied its Vesting Schedule and shall be released to the Participant or may be exercised by the Participant, as applicable.

“Vesting Schedule” shall mean the requirement that all or a portion of an Award may not be released or exercised, as applicable, until a specified period of time shall have lapsed.

SECTION 3. ADMINISTRATION.

(a) Committee Procedures. One or more Committees appointed by the Board of Directors shall administer the Plan. The Board of Directors shall designate one of the members of the Committee as chairperson. Unless the Board of Directors provides otherwise, the Compensation Committee shall be the Committee. The Board of Directors may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall have membership composition which enables (i) Awards to qualify for exemption under Rule 16b-3 with respect to persons who are subject to Section 16 of the Exchange Act and (ii) Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code to so qualify. Only the Compensation Committee may make Award grants and administer the Plan with respect to Section 16 Participants.

The Compensation Committee may also appoint one or more separate subcommittees composed of one or more directors of RHI who need not qualify under either Rule 16b-3 or Section 162(m) of the Code, who may administer the Plan with respect to persons who are not subject to Section 16 of the Exchange Act and/or Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

(i)	To interpret the Plan and to apply its provisions;

(ii)	To adopt, amend or rescind rules, procedures and forms relating to the Plan;

(iii)	To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv)	To determine when Awards are to be granted under the Plan;

(v)	To select the Eligible Participants who are to receive Awards under the Plan;

(vi)	To determine the number of Shares to be made subject to each Award;

(vii)	To prescribe the terms and conditions of each Award, including (without limitation, as applicable) the Exercise Price or Purchase Price, the Vesting Schedule of the Award (including accelerating the Vesting of Awards), any Performance Conditions and any other provisions relating to such Award;

(viii)	To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, the Vesting Schedule or duration of the Option (including accelerating the Vesting of the Option), whether such Option is to be classified as an ISO or as a Nonstatutory Option, and the provisions of the Stock Option Award relating to such Option;

(ix)	To amend any outstanding Award subject to applicable legal restrictions and to the consent of the Participant who entered into such agreement;

(x)	To prescribe the consideration for the grant of each Award under the Plan and to determine the sufficiency of such consideration;

(xi)	To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

(xii)	To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award;

(xiii)	To take any other actions deemed necessary or advisable for the administration of the Plan;

(xiv)	To determine, at the time of granting an Award or thereafter, that such Award shall Vest as to all or part of the Shares subject to such Award in the event of a Change in Control.

(xv)	To accelerate the Vesting, or extend the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate.

In addition, without amending the Plan, the Committee may grant Awards under the Plan to eligible employees or Consultants who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries in which the Company operates or has employees.

Subject to the requirements of applicable law, the Board of Directors may authorize one or more officers of RHI to grant Awards and the Committee may designate persons other than members of the Committee to carry out its responsibilities, and the Committee may prescribe such conditions and limitations as it may deem appropriate, except that the Board of Directors or the Committee may not delegate its authority with regard to Awards to persons subject to Section 16 of the Exchange Act or Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants, and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan or any Award.

Except arising from any action taken, or failure to act, in bad faith, each member of the Committee, or of the Board of Directors, shall be indemnified and held harmless by RHI against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any agreement under the Plan, and (ii) from any and all amounts paid by him or her, with RHI’s prior approval, in settlement thereof or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall have given RHI a reasonable opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under RHI’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that RHI may have to indemnify them or hold them harmless.

SECTION 4. ELIGIBILITY.

(a) General Rule. Only Eligible Participants may be granted Awards. In addition, only individuals who are employed as common-law employees by the Company may be granted ISOs.

(b) Limitation on Awards. In any fiscal year of RHI, no individual shall receive Awards covering in excess of 2,000,000 Shares in the aggregate; provided, however, that Outside Directors may only receive Awards covering up to 15,000 Shares in the aggregate per Outside Director in any fiscal year of RHI. The limitations under this Subsection shall be subject to adjustment pursuant to the adjustment provisions of the Plan.

SECTION 5. STOCK SUBJECT TO PLAN.

(a) Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The maximum aggregate number of Shares subject to awards under the Plan on and after May 22, 2014 shall not exceed 6,500,000 Shares. These limits shall be subject to the provisions of the next Subsection and shall be subject to adjustment pursuant to the adjustment provisions of the Plan. No fractional Shares shall be issued under the Plan.

(b) Additional Shares. If, on or after May 22, 2014, Restricted Shares are forfeited, then such Shares shall again become available for Awards under the Plan. If, on or after May 22, 2014, Stock Units, Options or SARs are forfeited or terminate for any reason before being exercised, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units are settled, then such Stock Units shall be counted in full against the number of Shares available for Awards regardless of the number of Shares (if any) actually issued in settlement of such Stock Units. If SARs are exercised, then such SARs shall be counted in full against the number of Shares available for Awards regardless of the number of Shares (if any) actually issued in settlement of such SARs. In the event that withholding tax liabilities arising from an Award other than an Option or SAR are satisfied on or after May 22, 2014 by the withholding of Shares by the Company, then the Shares so withheld shall again become available for Awards under the Plan. In the event that withholding tax liabilities arising from an Option or SAR are satisfied by the withholding of Shares by the Company, then the Shares so withheld shall not be added to the Shares available for Awards under the Plan. In addition, Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise or settlement of an Option or SAR shall not be available for subsequent Awards under the Plan and Shares repurchased on the open market with the proceeds of an Option exercise shall not again be made available for issuance under the Plan.

SECTION 6. RESTRICTED SHARES AND PERFORMANCE SHARES.

(a) Restricted Share Award. Each grant of Restricted Shares or Performance Shares under the Plan shall be evidenced by a Restricted Share Award between the recipient and RHI. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan, including those specified in any Other Agreement. The provisions of the various Restricted Share Awards entered into under the Plan need not be identical.

(b) Payment for Awards. Subject to the following sentence and applicable law, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Shares in the form of cash, cash equivalents, or past services rendered to the Company, as the Committee may determine. To the extent an Award of Restricted Shares consists solely of treasury shares, the Award may be made without consideration furnished by the recipient.

(c) Vesting. Each Award of Restricted Shares shall be subject to a Vesting Schedule. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award or as specified in any Other Agreement. Unless the Restricted Share Award or an Other Agreement provides otherwise, each grant of Restricted Shares shall Vest with respect to twenty-five percent (25%) of the Shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable Vesting date. A Restricted Share Award may provide for accelerated Vesting in the event of the Participant’s Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement. To the extent that an Award of Restricted Shares has not Vested prior to, or concurrently with, termination of a Participant’s Service, such Award shall immediately terminate.

(d) Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as RHI’s other stockholders except as provided in Sections 6(f) and 12 hereof.

(e) Assignment or Transfer of Restricted Shares. Except as provided herein, or in a Restricted Share Award, or as required by applicable law, Restricted Shares shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law until such shares have satisfied any applicable Vesting Schedule and Performance Conditions. Any act in violation of this Subsection shall be void. However, this Subsection shall not preclude a Participant from designating a beneficiary who will receive any outstanding Restricted Shares in the event of the Participant’s death, nor shall it preclude a transfer of Restricted Shares by will or by the laws of descent and distribution.

(f) Dividends on Restricted Shares that Have Not Vested. Dividends may not be paid with respect to any portion of a Restricted Share Award that has not Vested. Any dividends declared with respect to any portion of such a Restricted Share Award prior to the Vesting of such portion shall be accrued. Such accrued dividends shall be paid within 30 days following Vesting, provided that any requirements of Section 12(k) have been satisfied. If all or a portion of such a Restricted Share Award terminates prior to Vesting, any accrued and unpaid dividends with respect to that portion of the Award shall be forfeited. After Vesting, dividends shall be paid as normal at the same time and to the same extent as dividends are paid on other Shares, provided that any applicable provisions of Section 12(k) have been satisfied.

(g) Release of Restricted Shares to Participants. So long as a Restricted Share is subject to forfeiture pursuant to a Vesting Schedule or Performance Condition, it shall be retained by the Company and shall not be released to a Participant, but such a Restricted Share shall be promptly released thereafter, subject to Section 12 hereof.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Award. Each grant of an Option under the Plan shall be evidenced by a Stock Option Award between the Optionee and RHI. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan, including those specified in any Other Agreement. The Stock Option Award shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Awards entered into under the Plan need not be identical. A Stock Option Award may not provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price.

(b) Number of Shares. Each Stock Option Award shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with the adjustment provisions of the Plan. The maximum aggregate number of ISOs awarded under the Plan shall not exceed the number of Shares subject to the Plan under Section 5(a). The limitation of this Subsection shall be subject to adjustment pursuant to the adjustment provisions of the Plan.

(c) Exercise Price. Each Stock Option Award shall specify the Exercise Price. The Exercise Price of an Option shall not be less than 100 percent (100%) of the Fair Market Value of a Share on the date of grant. Subject to the foregoing in this Subsection, the Exercise Price under any Option shall be determined by the Committee at its sole discretion. The Exercise Price shall be payable in one of the forms permitted under the Plan.

(d) Exercisability and Term. Unless the Stock Option Award or an Other Agreement provides otherwise, each Option shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by such Option on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable date. The term of an Option shall be ten (10) years from the date of grant unless the Stock Option Award provides for a shorter term. A Stock Option Award may provide for accelerated Vesting in the event of the Optionee’s Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement, and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service, subject to the provisions of any Other Agreement. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Subsection, the Committee at its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

(e) Nontransferability. Except as set forth in a Stock Option Award, or as provided by an Other Agreement, with respect to an NSO, during an Optionee’s lifetime, his Option(s) shall be exercisable only by him and shall not be transferable, and in the event of an Optionee’s death, his Option(s) shall not be transferable other than by will or by the laws of descent and distribution.

(f) Exercise of Options Upon Termination of Service. Each Stock Option Award shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service, and the right to exercise the Option of any executors or administrators of the Optionee’s estate or any person who has acquired such Option(s) directly from the Optionee by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service. Unless the Stock Option Award or an Other Agreement provides otherwise, Options which are not Vested at the time of an Optionee’s termination of Service shall expire upon such termination, and any Vested Options shall remain outstanding and exercisable until the earlier of 90 days following such termination and the expiration of the Option’s term. Notwithstanding the foregoing, if exercise of an Option during the 90-day period described in the previous sentence would subject the Optionee to liability under Section 16 of the Exchange Act by reason of transactions by the Optionee prior to the Optionee’s termination of service (“Prior Transaction”), such Option shall be exercisable until the earliest of (a) its normal termination date and (b) the 30th day after the first date upon which the Optionee would not be subject to Section 16 liability by reason of the Prior Transaction. Notwithstanding the foregoing, in the event of an Optionee’s Misconduct Termination, effective as of the date notice of such termination is given by the Committee to the Optionee, all of the Optionee’s Options (whether or not Vested) shall automatically terminate and lapse, unless the Committee shall determine otherwise.

(g) Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair his rights or increase his obligations under such Option. Options may not be repriced without the approval of RHI’s stockholders.

SECTION 8. PAYMENT FOR OPTION SHARES.

(a) General Rule. The entire Exercise Price of Shares issued under the Plan shall be payable in lawful money of the United States of America, as permitted under this Section. Payment may be made by any combination of the methods described in this Section.

(b) Cash. Payment may be made by cash, check, wire transfer or similar means, subject to the requirements of applicable law.

(c) Surrender of Stock. Payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have been owned by the Optionee or his representative for such period of time required to avoid RHI’s recognition of additional compensation expense with respect to the Option for financial reporting purposes as a result of the surrender or attestation of such previously owned shares. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

(d) Cashless Exercise. To the extent permitted by applicable law, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to RHI in payment of the aggregate Exercise Price and applicable tax withholding.

(e) Other Forms of Payment. To the extent that a Stock Option Award so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

Notwithstanding anything to the contrary in this Section or in any agreement under the Plan, the Committee may disallow the use of any type of payment that the Committee determines, in its sole discretion, would result in adverse accounting or legal consequences to the Company or Affiliate.

SECTION 9. STOCK APPRECIATION RIGHTS.

(a) SAR Award. Each grant of a SAR under the Plan shall be evidenced by a SAR Award between the Optionee and RHI. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan, including those specified in any Other Agreement. The provisions of the various SAR Awards entered into under the Plan need not be identical. A SAR Award may not provide that a new SAR will be granted automatically to the holder thereof when he or she exercises a prior SAR.

(b) Number of Shares. Each SAR Award shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with the adjustment provisions of the Plan.

(c) Exercise Price. Each SAR Award shall specify the Exercise Price, which may not be less than 100 percent (100%) of the Fair Market Value of a Share on the date of grant. A SAR Award may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

(d) Exercisability and Term. Unless the SAR Award or an Other Agreement provides otherwise, each SAR shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by such SAR on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable date. The term of the SAR shall be ten (10) years from the date of grant unless the SAR Award provides for a shorter term. A SAR Award may provide for accelerated exercisability in the event of the Optionee’s Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement, and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service, subject to the provisions of any Other Agreement. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

(e) Exercise of SARs. The SAR Award may provide that, upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from RHI (a) Shares, (b) cash or (c) a combination of Shares and cash. Unless otherwise provided in the SAR Award or an Other Agreement, upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive Shares from RHI. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price. Unless the SAR Award or an Other Agreement provides otherwise, SARs which have not Vested at the time of an Optionee’s termination of Service shall expire upon such termination, and any Vested SARs which have not been exercised shall remain outstanding and exercisable until the earlier of 90 days following such termination and the expiration of the SAR’s term. Notwithstanding the foregoing, if exercise of a SAR during the 90-day period described in the previous sentence would subject the Participant to liability under Section 16 of the Exchange Act by reason of transactions by the Participant prior to the Participant’s termination of Service, such SAR shall be exercisable until the earliest of (a) its normal termination date and (b) the 30th day after the first date upon which the Participant would not be subject to Section 16 liability by reason of the prior transactions. Notwithstanding the foregoing, in the event of an Optionee’s Misconduct Termination, effective as of the date notice of such termination is given by the Committee to the Optionee, all of the Optionee’s SARs (whether or not Vested) shall automatically terminate and lapse, unless the Committee shall determine otherwise.

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or renew outstanding SARs. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, impair his rights or increase his obligations under such SAR. SARs may not be repriced without the approval of RHI’s stockholders.

SECTION 10. STOCK UNITS AND PERFORMANCE UNITS.

(a) Stock Unit Award. Each grant of Stock Units or Performance Units under the Plan shall be evidenced by a Stock Unit Award between the recipient and RHI. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan, including those specified in any Other Agreement. The provisions of the various Stock Unit Awards entered into under the Plan need not be identical.

(b) Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

(c) Vesting Conditions. Each Award of Stock Units shall be subject to a Vesting Schedule. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award or as specified in any Other Agreement. Unless the Stock Unit Award or an Other Agreement provides otherwise, each grant of Stock Units shall become exercisable with respect to twenty-five percent (25%) of the Shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the Participant’s Service has not terminated on the applicable date. A Stock Unit Award may provide for accelerated Vesting in the event of the Participant’s Protiviti Retirement, Staffing/Headquarters Retirement, a Change in Control, or, if specified at the time of grant, termination of employment, including as provided in any Other Agreement. To the extent that an Award of Stock Units has not Vested prior to, or concurrently with, termination of a Participant’s Service, such Award shall immediately terminate.

(d) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may not be converted into additional Stock Units. Settlement of dividend equivalents may be made only in the form of cash. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

(e) Form and Time of Settlement of Stock Units. Settlement of Vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all Vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to the adjustment provisions of the Plan.

(f) Death of Recipient. Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with RHI. A beneficiary designation may be changed by filing the prescribed form with RHI at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of RHI. Stock Units represent an unfunded and unsecured obligation of RHI, subject to the terms and conditions of the applicable Stock Unit Award.

(h) Assignment or Transfer of Stock Units. Except as provided herein, or in a Stock Unit Award, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Subsection shall be void. However, this Subsection shall not preclude a Participant from designating a beneficiary who will receive any outstanding Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of Stock Units by will or by the laws of descent and distribution.

SECTION 11. NO RIGHTS AS A STOCKHOLDER

A Participant shall have no rights as a stockholder with respect to any Award until the date of the issuance of a stock certificate for any Shares covered by such award. No adjustments shall be made, except as provided in the adjustment provisions of the Plan.

SECTION 12. PERFORMANCE CONDITIONS.

(a)	Any Award may be made subject to one or more Performance Conditions in addition to the Vesting Schedule imposed upon such grant.

(b)	The determination as to whether any such grant is subject to a Performance Condition shall be made on or prior to the date of grant.

(c)	The Performance Condition shall operate as specified in this Section.

(d)	Except in the case of Awards not intended to qualify as “performance-based compensation” under Code Section 162(m), if an Award is made subject to a Performance Condition, the Committee shall be required to establish the Performance Period, Adjustment Provisions and Performance Goal for such Performance Condition no later than the time permitted by Section 162(m) of the Internal Revenue Code. In addition, the Compensation Committee shall determine how any forfeitures occurring as a result of a Performance Condition shall be allocated with respect to the Vesting Schedule of the Award.

(e)	After the completion of the Performance Period relating to a Performance Condition, the Chief Financial Officer shall, with respect to each Award made subject to such Performance Condition, calculate the effect of the Adjustment Provisions on the Award and deliver such calculation to the Committee.

(f)	The Committee shall review the information submitted by the Chief Financial Officer and certify, in writing, its determination with respect to the impact of the Adjustment Provisions on the Award and the Final Award.

(g)	If a portion of an Award made subject to a Performance Condition shall Vest prior to the satisfaction of any Performance Condition applicable to such portion by reason of death, Total and Permanent Disability or, if applicable, a Change in Control, then the Performance Condition shall be cancelled and none of such Award shall be subject to reduction or forfeiture as provided by the Performance Condition. Such Award shall be treated in accordance with the terms of this Plan relating to Vested shares.

(h)	If a portion of an Award made subject to a Performance Condition shall Vest prior to the satisfaction of any Performance Condition applicable to such portion for any reason other than death, Total and Permanent Disability or a Change in Control, such portion of the Award shall not be released to or exercised by the Participant until after the Certification Date. No such Vesting shall in any way be deemed a satisfaction, waiver or cancellation of the Performance Condition, and such portion shall remain subject to reduction and forfeiture as provided by the Performance Condition.

(i)	Dividends may not be paid with respect to any Share subject to a Performance Condition until the Final Award with respect to such Share has been determined. Any dividends declared on any Shares prior to such determination shall be accrued. After determination of the Final Award, such accrued dividends shall be paid, subject to Section 6(f) hereof; provided, however, that if the Final Award is less than the Original Award, any accrued dividends attributable to the portion of the Award that has been forfeited shall also be forfeited. After determination of the Final Award has been made and Section 6(f) has been satisfied, dividends shall be paid as normal on such Shares at the same time and to the same extent as dividends are paid on other Shares.

SECTION 13. TERMINATION OF SERVICE; LEAVES OF ABSENCE.

Subject to the last sentence of this Section, a Participant’s Service shall terminate when such person ceases to be an Eligible Participant as determined in the sole discretion of the Committee. A Participant’s Service does not terminate if he or she is a common-law employee and goes on a bona fide leave of absence of less than six (6) consecutive months that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, a common-law employee’s Service will be treated as terminating ninety (90) days after such employee went on leave, unless such employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service terminates for all purposes under the Plan. Notwithstanding the foregoing, an Outside Director’s Service shall terminate when he or she is neither a member of the Board of Directors or a Consultant to RHI.

SECTION 14. DEATH; TOTAL AND PERMANENT DISABILITY.

All Awards granted to any Participant shall Vest upon such Participant’s death or termination of the Participant’s Service due to Total and Permanent Disability.

SECTION 15. PERSONS SUBJECT TO SECTION 16 OF THE EXCHANGE ACT.

Any Award held by an individual who is a an Outside Director on both of (a) the grant date of such Award and (b) the effective date of a Change in Control, shall Vest upon the effective date of such Change in Control. Any Option or SAR Award held by an individual who is a Section 16 Participant at either or both of (a) the grant date of such Award or (b) the effective date of such individual’s Outside Director Retirement, Protiviti Retirement or Staffing/Headquarters Retirement, as the case may be, shall Vest upon the effective date of such retirement. Any Options or SARs held by a Section 16 Participant which Vest by reason of the provisions of this Section or by reason of death or Total and Permanent Disability shall remain outstanding until the earlier of its exercise or its original term.

SECTION 16. ADJUSTMENT OF SHARES.

(a) Adjustments. In the event of a subdivision of the outstanding Stock, or stock split or reverse stock split, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, reorganization, merger, liquidation, a spin-off, exchange of shares or a similar occurrence (as determined by the Committee in its sole discretion), the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:

(i)	The number of Shares, Options, SARs, Restricted Shares and Stock Units available for future Awards under the Plan;

(ii)	The per person per fiscal year limitations on Awards under the Plan and the maximum aggregate number of ISOs that may be awarded under the Plan;

(iii)	The number of Shares covered by each outstanding Award;

(iv)	The Exercise Price under each outstanding Option and SAR; or

(v)	The number of Stock Units included in any prior Award which has not yet been settled.

Except as provided in this Section, a Participant shall have no rights by reason of any issue by RHI of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class.

Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(b) Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of RHI.

(c) Reorganizations. In the event that RHI is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide for:

(i)	The continuation of the outstanding Awards by RHI, if RHI is a surviving corporation;

(ii)	The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

(iii)	The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

(iv)	Full exercisability or Vesting and accelerated expiration of the outstanding Awards; or

(v)	Settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.

(d) Reservation of Rights. Except as provided in this Section, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by RHI of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the Exercise Price. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of RHI to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 17. AWARDS UNDER OTHER PLANS.

RHI may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under this Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under the Plan.

SECTION 18. LEGAL AND REGULATORY REQUIREMENTS.

No Option may be exercised and no Stock may be issued or transferred pursuant to an Award unless the Committee shall determine that such exercise, issuance or transfer complies with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, applicable state securities laws, and rules and regulations promulgated under each of the foregoing, and the requirements of any stock exchange upon which the Stock may then be listed or quotation system upon which the Stock may be quoted, and shall be further subject to the approval of counsel for RHI with respect to such compliance. If the Stock subject to this Plan is not registered under the Securities Act and under applicable state securities laws, the Committee may require that the Participant deliver to RHI such documents as counsel for RHI may determine are necessary or advisable in order to substantiate compliance with applicable securities laws and the rules and regulations promulgated thereunder. In no event shall RHI deliver, or be deemed obligated to deliver, cash in lieu of any Share by reason of any failure to satisfy the foregoing provisions.

So long as any restrictions or obligations imposed pursuant to this Plan shall apply to a Share, each certificate evidencing such Share shall bear an appropriate legend referring to the terms, conditions and restrictions. In addition, RHI may instruct its transfer agent that shares of Stock evidenced by such certificates may not be transferred without the written consent of RHI. Any attempt to dispose of such shares of Stock in contravention of such terms, conditions and restrictions shall be invalid. Certificates representing shares that have not Vested or with respect to which minimum withholding taxes have not been paid will be held in custody by RHI or such bank or other institution designated by the Committee.

SECTION 19. WITHHOLDING TAXES.

(a) General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to RHI for the satisfaction of any withholding tax obligations that arise in connection with the Plan. RHI shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied. In the event that such withholding taxes are not paid on a timely basis, as determined by RHI in its sole discretion, to the extent permitted by law RHI shall have the right, but not the obligation, to cause such withholding taxes to be satisfied by reducing the number of Shares or cash (if applicable) deliverable or by offsetting such withholding taxes against amounts otherwise due from the Company to the Participant. If withholding taxes are paid by reduction of the number of Shares deliverable to Optionee, such shares shall be valued at the Fair Market Value as of the date of exercise.

(b) Share Withholding. Unless otherwise provided by the Committee, a Participant may satisfy all or part of his or her minimum withholding or income tax obligations by having RHI withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Subject to applicable law and accounting considerations, such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. A Participant may elect to surrender, or attest to the ownership of, previously acquired Shares in excess of the amount required to satisfy his or her minimum withholding or income tax obligations provided that such Shares have been held by the Participant for such period of time required to avoid RHI’s recognition of additional compensation expense for financial reporting purposes as a result of the surrender or attestation of such previously owned shares.

SECTION 20. NO EMPLOYMENT OR REELECTION RIGHTS.

No provision of the Plan, nor any right or Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Eligible Participant. RHI and its Subsidiaries and Affiliates reserve the right to terminate any person’s Service at any time and for any reason, with or without notice. No provision of the Plan nor any right or Award granted under the Plan shall be construed to create any obligation on the part of the Board of Directors to nominate any Outside Director for reelection by RHI’s stockholders, or confer upon any Outside Director the right to remain a member of the Board of Directors for any period of time, or at any particular rate of compensation.

SECTION 21. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall terminate automatically on the meeting of the stockholders of RHI in 2019, unless re-adopted or extended by RHI’s stockholders prior to or on such date and may be terminated on any earlier date by the Board of Directors or the Compensation Committee, as described in the next Subsection.

(b) Right to Amend or Terminate the Plan. The Board of Directors or, to the extent permitted by applicable laws, rules or regulations, the Compensation Committee may amend or terminate the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment or termination of the Plan shall not be materially impaired by such amendment or termination, except with consent of the person to whom the Award was granted. An amendment of the Plan shall be subject to the approval of RHI’s stockholders to the extent required by applicable laws, regulations or rules, including, but not limited to, any applicable rules or regulations of the New York Stock Exchange. In addition, no material amendment may be made to the plan without the approval of RHI’s stockholders.

(c) Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Award granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not adversely affect any Shares previously issued or any Awards previously granted under the Plan.

SECTION 22. PLAN EFFECTIVENESS.

This Plan shall become effective upon its approval by RHI’s stockholders. Upon its effectiveness, the Plan shall supersede the Existing Equity Plans such that no further awards shall be made under the Existing Equity Plans. This Plan shall not, in any way, affect awards under the Existing Equity Plans that are outstanding as of the date this Plan becomes effective. If RHI’s stockholders do not approve this Plan, no Awards will be made under this Plan and the Existing Equity Plans will continue in effect in accordance with their terms.

ROBERT HALF INTERNATIONAL INC. IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 11:59 p. m. submitted , Eastern by Time, the on Internet May 21, or telephone 2014. must be received by 11:59 p.m., Eastern Time, on May 21, 2014. Go to www.investorvote.com/RHI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. ANNUAL MEETING PROXY CARD 1234 5678 9012 345 IF YOU HAVE VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROPOSALS-THE BOARD OF DIRECTIONS RECOMMENDS FOR ALL NOMINEES IN PROPOSAL 1 AND PROPOSALS 2, 3 AND 4. Nominees: 1. Election of Directors. Nominees: 01 - Andrew S. Berwick, Jr. 02 - Harold M. Messmer, Jr. 03 - Barbara J. Novogradac 04 - Robert J. Pace 05 - Frederick A. Richman 06 - M. Keith Waddell FOR Mark all here nominees to vote vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. 2. Ratification of Appointment of Auditor. 4. Advisory vote to approve executive compensation. 3. Proposal regarding Stock Incentive Plan. 5. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting. For Against Abstain B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 JNT 1 upx 1 9 3 2 4 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01SEFB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: http://www.roberthalf.com/14afilings and http://www.roberthalf.com/annualreport IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Robert Half International Inc. Menlo Park, CA 94025 This Proxy is Solicited on Behalf of the Board of Directors The stockholder hereby appoints Harold M. Messmer, Jr. and Andrew S. Berwick, Jr. as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on April 2, 2014 at the annual meeting of stockholders to be held on May 22, 2014 or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposals 2, 3 and 4. PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be marked, dated and signed, on the other side)